Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

DST lock\line, Inc.,

DST SYSTEMS, INC.,

ASURION CORPORATION,

and

CARDINAL CORPORATION

Dated as of October 27, 2005

Execution Copy

TABLE OF CONTENTS

Page

1.	Definitions.		1
	1.1	Certain Matters of Construction	1
	1.2	Certain Definitions	2
2.	The Merger.		13
	2.1	The Merger	13
	2.2	The Closing	13
	2.3	Effective Time	13
	2.4	Effects of Merger	13
	2.5	Charter and By-laws	13
	2.6	Directors	14
	2.7	Officers	14
	2.8	Tax Consequences	14
3.	Effect on Capital Stock; Exchange of Certificates; Delivery of Merger Consideration.		14
	3.1	Effect on Capital Stock	14
	3.2	Certificates	15
	3.3	Net Debt Adjustment	16
	3.4	Other Parent Net Debt Adjustment	19
	3.5	Withholding Rights	20
4.	Representations and Warranties Relating to the Company		20
	4.1	Authorization	20
	4.2	Organization	21
	4.3	Capitalization	21
	4.4	Subsidiaries	21
	4.5	No Violation or Approval; Consents	22
	4.6	Financial Statements	23
	4.7	Absence of Changes	23
	4.8	Taxes	25
	4.9	Real Estate	27
	4.10	Certain Regulatory Matters	27
	4.11	Benefit Plans	27
	4.12	Intellectual Property	28
	4.13	Environmental Matters	29
	4.14	Material Contracts	30
	4.15	Transactions with Affiliates	31
	4.16	No Illegal Payments	31
	4.17	Litigation	31

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	4.18	Insurance	31
	4.19	Suppliers	32
	4.20	Customers	32
	4.21	Assets	32
	4.22	Labor Matters	32
	4.23	Brokers	32
	4.24	Bank Accounts	33
5.	Representations and Warranties Relating to the Stockholder.		33
	5.1	Authorization	33
	5.2	Organization	33
	5.3	Title	33
	5.4	No Violation or Approval; Consents	34
	5.5	Litigation	34
	5.6	Brokers	34
	5.7	Investment Status	34
	5.8	Section 368	35
6.	Representations and Warranties Relating to Parent and Acquisition Corp.		35
	6.1	Authorization	35
	6.2	Organization	36
	6.3	Capitalization	36
	6.4	Subsidiaries	36
	6.5	No Violation or Approval; Consents	37
	6.6	Financial Statements	38
	6.7	Absence of Changes	38
	6.8	Taxes	39
	6.9	Real Estate	41
	6.10	Certain Regulatory Matters	42
	6.11	Benefit Plans	42
	6.12	Intellectual Property	43
	6.13	Environmental Matters	44
	6.14	Material Contracts	44
	6.15	Transactions with Affiliates	45
	6.16	No Illegal Payments	46
	6.17	Litigation	46
	6.18	Insurance	46
	6.19	Suppliers	46
	6.20	Customers	46
	6.21	Assets	47
	6.22	Labor Matters	47
	6.23	Brokers	47
7.	Conditions Precedent to the Obligations of Parent and Acquisition Corp.		47

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	7.1	Injunctions	47
	7.2	Governmental Approvals	47
	7.3	FIRPTA Certificate	47
	7.4	Covenants	48
	7.5	Representations and Warranties	48
	7.6	Ancillary Documents	48
	7.7	Legal Opinion	48
	7.8	Closing Certificates	48
	7.9	No Bankruptcy	48
	7.10	Stockholder Liquidated Damages	48
8.	Conditions Precedent to Obligations of the Company and Stockholder.		48
	8.1	Injunctions	48
	8.2	Governmental Approvals	49
	8.3	Covenants	49
	8.4	Representations and Warranties	49
	8.5	Ancillary Documents	49
	8.6	Tax Opinion	49
	8.7	Legal Opinion	49
	8.8	Closing Certificates	49
	8.9	No Bankruptcy	49
9.	Covenants of the Parties.		50
	9.1	Access to Premises and Information	50
	9.2	Conduct of Business Prior to Closing	50
	9.3	Exclusivity	51
	9.4	Confidentiality; Employees; Customers	51
	9.5	Preparation for Closing	55
	9.6	Tax Matters	57
	9.7	Further Assurances	60
	9.8	Reporting Obligations	60
	9.9	Employee Benefits	61
	9.10	Tax Sharing Agreements	62
	9.11	Notification	62
	9.12	Incentive Compensation	62
	9.13	Code Section 125 Plan	62
	9.14	CNA Assignment	63
	9.15	Headquarters	63
	9.16	Certain Company Employees	63
	9.17	Parent Charter Amendment	63
10.	Termination; Expiration of Representations, Warranties and Covenants.		63
	10.1	Termination	63
	10.2	Effect of Termination	64

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11.	Indemnification		64
	11.1	Indemnification by Parent	64
	11.2	Indemnification by Stockholder	65
	11.3	Cap	66
	11.4	Procedures	66
	11.5	Sole Remedy	67
	11.6	Additional Shares	67
	11.7	Survival of Covenants	68
12.	Miscellaneous.		68
	12.1	Notices	68
	12.2	Expenses of Transaction	69
	12.3	Severability	69
	12.4	Amendment	69
	12.5	Parties in Interest	69
	12.6	Assignment	70
	12.7	Governing Law	70
	12.8	Consent to Jurisdiction	70
	12.9	Waiver of Jury Trial	70
	12.10	Reliance	71
	12.11	Specific Enforcement	71
	12.12	No Waiver	71
	12.13	Negotiation of Agreement	71
	12.14	Headings	71
	12.15	Counterparts; Facsimile Signature	71
	12.16	Time is of Essence	72
	12.17	Entire Agreement	72

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Execution Copy

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of the 27th day of October, 2005, among DST lock\line, Inc., a Delaware corporation (the “Company”), DST SYSTEMS, INC., a Delaware corporation and the sole stockholder of the Company (the “Stockholder”), ASURION CORPORATION, a Delaware corporation (“Parent”), and CARDINAL CORPORATION, a Delaware corporation and wholly-owned direct subsidiary of Parent (“Acquisition Corp.”).

WHEREAS, the Board of Directors of the Company has approved the merger (the “Merger”) of Acquisition Corp. with and into the Company on the terms and subject to the conditions set forth in this Agreement, and has recommended that Stockholder approve the Merger, and Stockholder has approved the Merger; and

WHEREAS, the Board of Directors of Acquisition Corp. has approved the Merger on the terms and subject to the conditions set forth in this Agreement, and has recommended that Parent approve the Merger, and Parent has approved the Merger; and

WHEREAS, the Company, Stockholder, Parent and Acquisition Corp. desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions.

1.1          Certain Matters of Construction. For purposes of this Agreement, in addition to the definitions referred to or set forth below in this Section 1:

1.1.1          The words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof.

1.1.2          The words “party” and “parties” will refer to the Company, Stockholder, Parent and Acquisition Corp.

1.1.3	The word “including” means including without limitation.

1.1.4          Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender.

1.1.5          Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP (as defined below).

1.1.6   All references in this Agreement to any Section, Exhibit or Schedule will, unless the context otherwise requires, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement.

1.2          Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

1.2.1	“Acquisition Corp.” is defined in the Preamble.
1.2.2	“Additional 3.3.7 Issuance” is defined in Section 3.3.7.
1.2.3	“Additional 3.4.3 Issuance” is defined in Section 3.4.3.

1.2.4         “Affiliate” means, as to any Person, each Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, through one or more intermediaries or otherwise.

1.2.5	“Aggregate Parent Value” is defined in Schedule 9.16.
1.2.6	“Agreement” is defined in the Preamble.

1.2.7         “Ancillary Documents” means the Company Ancillary Agreements and/or the Parent Ancillary Agreements, and/or the Stockholder Ancillary Agreements.

1.2.8	“Audited Financial Statements” is defined in Section 4.6.

1.2.9         “Balance Sheet True Up Amount” means the amount by which Estimated Parent Net Debt differs from the product of the Estimated Company Net Debt multiplied by the Parent Percentage and divided by the Company Percentage. An illustrative example of the calculation is contained in Schedule 1.2.9 based on the balance sheets contained in the Company Interim Financial Statements and the Parent Interim Financial Statements, respectively.

1.2.10       “Business Day” means any day on which banking institutions in New York, New York are open for the purpose of transacting business.

1.2.11	“Certificate of Merger” is defined in Section 2.3.
1.2.12	“Certificates” is defined in Section 3.2.1.

1.2.13       “Charter” means, the certificate or articles of incorporation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

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1.2.14	“Closing” is defined in Section 2.2.
1.2.15	“Closing Company Net Debt” is defined in Section 3.3.4.
1.2.16	“Closing Date” is defined in Section 2.2.
1.2.17	“Closing Parent Net Debt” is defined in Section 3.3.4.

1.2.18       “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

1.2.19	“Company” is defined in the Preamble.

1.2.20       “Company Ancillary Agreements” means those certain agreements, contracts and instruments to be entered into in connection with the transaction set forth herein and specifically identified as such in, and with forms of such included in, the Stockholder Disclosure Schedule.

1.2.21	“Company Charter Documents” is defined in Section 4.2.

1.2.22       “Company Closing Balance Sheet” means the unaudited consolidated balance sheet of the Target Companies as of the Closing Date, and delivered to Parent at least three (3) Business Days prior to the Closing Date, prepared in accordance with GAAP by the Stockholder with reasonable assistance from the Company.

1.2.23	“Company Customers” is defined in Section 4.20.
1.2.24	“Company Financial Statements” is defined in Section 4.6.
1.2.25	“Company Interim Financial Statements” is defined in Section 4.6.

1.2.26       “Company IP Rights” means Intellectual Property Rights used by the Target Companies in the conduct of their business as presently conducted, other than commercial off-the-shelf software licensed by any Target Company in the Ordinary Course of Business.

1.2.27	“Company Leases” is defined in Section 4.9.2.

1.2.28       “Company Material Adverse Effect” means any change, event, effect or circumstance that is materially adverse to the business, assets, condition (financial or other) or results of operations of the Target Companies, on a consolidated basis; provided, however, that for all purposes of this Agreement, no change, effect or circumstance will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect to the extent that it arises out of or relates to: (a) a general deterioration in the United States economy or in the industries in which the Company operates provided such change does not disproportionately affect the Company as compared to the Parent, (b) any change in accounting requirements or

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principles imposed upon the Company or any change in applicable laws, rules or regulations or the interpretation thereof provided such change does not disproportionately affect the Company as compared to the Parent, (c) compliance with the terms of, or the taking of any action required by, this Agreement, or (d) the public announcement of the transactions contemplated by this Agreement.

1.2.29	“Company Material Contracts” is defined in Section 4.14.1.

1.2.30       “Company Net Debt” means the sum of (a) the Indebtedness of the Target Companies on a consolidated basis, either (b) minus the Company Working Capital, if such Company Working Capital is a positive number (which, for the avoidance of doubt, will have the effect of decreasing Company Net Debt), or (c) plus the Company Working Capital, if such Company Working Capital is a negative number (which, for the avoidance of doubt, will have the effect of increasing Company Net Debt). Company Net Debt shall be calculated based on the Company Closing Balance Sheet. For purposes of determining Company Net Debt, no lease agreement of any Target Company that is accounted for on the books and records of the Target Company as an operating lease shall be treated as a capital lease.

1.2.31	“Company Percentage” means thirty-five percent (35%).
1.2.32	“Company Related Entity” is defined in Section 4.11.5

1.2.33       “Company Stock” means the common stock of the Company, $1.00 par value per share.

1.2.34	“Company Supplier” is defined in Section 4.19.

1.2.35       “Company Working Capital” means (a) the sum of (i) the current assets of the Target Companies, plus (ii) the investment balance at Salomon Smith Barney with respect to the Florida Warranty Services program (to the extent not already included in current assets), plus (iii) an amount up to $750,000 of direct expenses actually incurred (determined in good faith) with respect to a certain new product launch being contemplated by Company management on the date hereof, minus (iv) the sum of $3,000,000 plus the Aggregate Parent Value, minus (b) the current liabilities of the Target Companies (excluding all Indebtedness of the Target Companies otherwise includable therein), in each case determined in accordance with GAAP on a consolidated basis as of the Closing.

1.2.36       “Contract” means any oral or written contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking or arrangement.

1.2.37	“Copyrights” is defined in Section 1.2.59.

1.2.38       “DGCL” means the General Corporation Law of the State of Delaware, as amended.

1.2.39	“Dispute Notice” is defined in Section 3.3.5.

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1.2.40	“DST Flex Plan” is defined in Section 9.13.
1.2.41	“Effective Time” is defined in Section 2.3.

1.2.42        “Employee Plan” means any plan, program, agreement, policy or arrangement that is: (a) a Welfare Plan; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other insurance, severance, disability, leave of absence, paid time off, deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, agreement or arrangement.

1.2.43       “Environment” means any environmental medium or natural resources including soil, sediment, surface waters, wetlands, groundwaters, drinking water supplies, land, surface or subsurface strata, ambient air (including indoor air), and plant and animal life (including fish and all other aquatic life).

1.2.44       “Environmental Laws” means all applicable federal, state, foreign or local laws, principles of common law, by-laws, regulations, rules, ordinances, codes, decrees, orders, licenses, permits, conditions, judicial interpretations thereof, judgments, rulings, directives, or judicial or administrative orders, and the requirements of any governmental authority having jurisdiction with respect thereto, whether existing as of the date hereof or previously enforced, relating to pollution, protection of the Environment, or the health and safety of persons or property, including those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes or any other Hazardous Substance to the Environment or otherwise relating to the manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

1.2.45       “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor statute, as amended, and the regulations issued thereunder.

1.2.46	“Estimated Parent Amount” is defined in Section 3.3.3.
1.2.47	“Estimated Company Net Debt” is defined in Section 3.3.1.
1.2.48	“Estimated Parent Net Debt” is defined in Section 3.3.2.
1.2.49	“Excluded Reps” is defined in Section 11.2.3.

1.2.50       “Exhibits” means the exhibits included in the Company Disclosure Schedule and the Parent Disclosure Schedule.

1.2.51	“Expiration Date” is defined in Section 10.1.2.

1.2.52       “GAAP” means generally accepted accounting principles, consistently applied, set forth in the opinions and pronouncements of the Accounting Principles Board

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of the American Institute of Certified Public Accountants, and the statements and pronouncements of the Financial Accounting Standards Board.

1.2.53       “Governmental Entity” means any federal, state, local or foreign government, court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

1.2.54       “Hazardous Substance” means any hazardous, toxic or deleterious substance, pollutant or contaminant, including any hazardous material, hazardous waste or regulated substance (as those terms are defined by any Environmental Law) and including any oil, gasoline, other petroleum-based substances, asbestos-containing materials, polychlorinated biphenyls, and toxic mold, mildew, fungi and other pathogens.

1.2.55       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1974 or any successor statute, as amended and in effect from time to time.

1.2.56       “Indebtedness” means with respect to any Person, all obligations contingent or otherwise, in respect of: (a) borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary course trade accounts payable); (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (g) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (f); and (h) the guaranty of the Indebtedness of any other Person.

1.2.57	“Indemnified Party” is defined in Section 11.4.1.
1.2.58	“Indemnifying Party” is defined in Section 11.4.1.

1.2.59       “Intellectual Property Rights” means: (a) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (b) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”); (c) copyrights in both published and unpublished works (collectively, “Copyrights”); (d) know-how, trade secrets, customer lists, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, source and object code, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and (e) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

1.2.60	“IRS” is defined in Section 9.6.7.

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1.2.61       “Knowledge” or “knowledge” means the collective knowledge or awareness, after reasonable investigation and due inquiry, of (a) in the case of Stockholder and/or Company, Tom McCullough, Paul Knapp, Kenneth V. Hager and Gregg Givens, including reasonable investigation and due inquiry of Charles A. Laue, Jason K. Martin and Rhonda G. Oswald (and assuming such reasonable investigation and due inquiry) and assuming that such persons possess such knowledge as they would reasonably be expected to know given their position, and (b) in the case of Parent and Acquisition Corp., Kevin M. Taweel, Bret E. Comolli, and Gerald A. Risk.

1.2.62       “Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

1.2.63	“Losses” is defined in Section 9.6.2.
1.2.64	“Marks” is defined in Section 1.2.58.
1.2.65	“Merger” is defined in the Recitals.
1.2.66	“Merger Consideration” is defined in Section 3.1.1.
1.2.67	“Multiemployer Plan” is defined in Section 4.11.
1.2.68	“Ordinary Course of Business” means the ordinary course of business, consistent with past practice and custom.

1.2.69	“Other Investment” is defined in Section 1.2.101.
1.2.70	“Parent” is defined in the Preamble.
1.2.71	“Parent Amount” is defined in Section 3.3.3.

1.2.72       “Parent Ancillary Agreements” means those certain agreements, contracts and instruments to be entered into in connection with the transaction set forth herein and specifically identified as such, and with forms of such agreements included in, the Parent Disclosure Schedule.

1.2.73       “Parent Asia Debt” means the Indebtedness of Parent relating to any Parent Companies’ operations in Asia. See Schedule 1.2.73 for a calculation of Parent Asia Debt as of the date hereof.

1.2.74       “Parent Asia Debt Contribution” means the excess, if any, of (a) the Parent Asia Debt minus the Parent Asia Working Capital over (b) $8,000,000. For purposes of clarity, this amount shall not be less than zero.

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1.2.75     “Parent Asia Working Capital” means the sum of (a) (i)the current assets of the Parent Companies attributable to the Parent Companies’ operations in Asia plus (ii) any cash held in trust for the benefit of fronting insurance partners attributable to the Parent Companies’ operations in Asia (to the extent not already included in current assets), minus (b) the current liabilities of the Parent Companies attributable to the Parent Companies’ operations in Asia, determined in good faith in a manner consistent with its current accounting policies and practices with respect to its Asia operations and in accordance with GAAP where applicable and between the date hereof and Closing Parent will not change its current accounting policies and practices with respect to its Asia operations. See Schedule 1.2.75 for a calculation of Parent Asia Working Capital as of the date hereof.

1.2.76	“Parent Audited Financial Statements” is defined in Section 6.6.
1.2.77	“Parent Benefits” is defined in Section 9.9.

1.2.78       “Parent Charter Amendment” means the amendments to the Parent Charter to increase the authorized number of shares of Parent Common Stock to permit Parent’s issuance of the Merger Consideration.

1.2.79	“Parent Charter Documents” is defined in Section 6.2.

1.2.80       ”Parent Closing Balance Sheet” means the unaudited consolidated balance sheet of the Parent Companies as of the Closing Date, and delivered to Stockholder at least three (3) business days prior to the Closing Date, prepared in accordance with GAAP by the Parent.

1.2.81       “Parent Common Stock” means the common stock, $.001 par value per share, of the Parent.

1.2.82       “Parent Companies” means Parent together with its Subsidiaries and “Parent Company” means each of the Parent Companies individually.

1.2.83	“Parent Customers” is defined in Section 6.20.
1.2.84	“Parent Decrease” is defined in Section 3.3.7.

1.2.85       “Parent Disclosure Schedule” means that certain document delivered in connection with this Agreement that sets forth certain additional information regarding the representations and warranties made by Parent and Acquisition Corp. and that lists the Parent Ancillary Documents.

1.2.86	“Parent Dividend Notes” is defined in Section 3.3.3.
1.2.87	“Parent Excluded Reps” is defined in Section 11.1.3.
1.2.88	“Parent Financial Statements” is defined in Section 6.6.

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1.2.89	“Parent Flex Plan” is defined in Section 9.13.
1.2.90	“Parent Interim Financial Statements” is defined in Section 6.6.

1.2.91       “Parent IP Rights” means Intellectual Property Rights used by the Parent Companies in the conduct of their business as presently conducted, other than commercial off-the-shelf software licensed by any Parent Company in the Ordinary Course of Business.

1.2.92	“Parent Leases” is defined in Section 6.9.2.
1.2.93	”Parent Losses” is defined in Section 11.2.1.

1.2.94       “Parent Material Adverse Effect” means any change, event, effect or circumstance that is materially adverse to the business, assets, condition (financial or other) or results of operations of the Parent Companies, on a consolidated basis; provided, however, that for all purposes of this Agreement, no change, effect or circumstance will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect to the extent that it arises out of or relates to: (a) a general deterioration in the United States economy or in the industries in which the Parent operates provided such change does not disproportionately affect the Parent as compared to the Company, (b) any change in accounting requirements or principles imposed upon the Parent or any change in applicable laws, rules or regulations or the interpretation thereof provided such change does not disproportionately affect the Parent as compared to the Company, (c) compliance with the terms of, or the taking of any action required by, this Agreement, or (d) the public announcement of the transactions contemplated by this Agreement.

1.2.95	“Parent Material Contracts” is defined in Section 6.14.1.

1.2.96       “Parent Net Debt” means the sum of (a) the sum of (i) the Indebtedness of the Parent Companies other than the Parent Asia Debt, plus (ii) the Parent Asia Debt Contribution, on a consolidated basis, and either (b) minus the Parent Working Capital, if such Parent Working Capital is a positive number (which, for the avoidance of doubt, will have the effect of decreasing Parent Net Debt), or (c) plus the Parent Working Capital, if such Parent Working Capital is a negative number (which, for the avoidance of doubt, will have the effect of increasing Parent Net Debt); provided, however, that for purposes of the pre-Closing adjustment described in Section 3.3.3, Parent Net Debt shall be calculated prior to giving effect to any Pre-Closing Dividend. Except as specifically provided in this Section 1.2.90, Parent Net Debt shall be calculated based on the Parent Closing Balance Sheet. For purposes of determining Parent Net Debt, no lease agreement of any Parent Company that is accounted for on the books and records of the Parent Company as an operating lease shall be treated as a capital lease.

1.2.97	“Parent Percentage” means sixty-five percent (65%).
1.2.98	“Parent Plan” is defined in Section 6.11.1.

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1.2.99	“Parent Related Entity” is defined in Section 6.11.5.
1.2.100	“Parent Supplier” is defined in Section 6.19.

1.2.101     “Parent Working Capital” means (a) the sum of (i) the current assets of the Parent Companies, plus (ii) the balance of the Parent’s general ledger account entitled account #99010, on the Parent’s consolidated balance sheet (the “Other Investment”) not to exceed $16,400,000 (to the extent not included in current assets) and only to the extent that it is used for the same purpose it is used for as of the date of this Agreement and to the extent that there have been no additions to such account other than for the purpose for which it is used as of the date of this Agreement, plus (iii) for the purposes of determining cash of Parent, the aggregate amount of exercise and/or conversion prices for all vested stock options and warrants to acquire Parent Common Stock, plus (iv) the principal amount of any promissory notes not classified as a current asset payable to Parent in connection with any vested shares of Parent Common Stock that were issued pursuant to restricted stock awards, plus (v) any cash held in trust for the benefit of fronting insurance partners (to the extent not already included in current assets), minus (b) the sum of (i) the current liabilities of the Parent Companies (excluding all Indebtedness of the Parent Companies otherwise includable therein), plus (ii) $10,000,000, in each case determined in accordance with GAAP on a consolidated basis as of the Closing; provided, however, that Parent Working Capital shall be calculated without taking into account Parent Asia Working Capital.

1.2.102	“Parent Written Consent” is defined in Section 6.1.2.
1.2.103	“Patents” is defined in Section 1.2.59.
1.2.104	“Performance Options” is defined in Section 9.2.

1.2.105     “Permitted Liens” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business, which Liens are not, individually or in the aggregate, material, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any owned real property that are not violated in any material respect by the current use and operation of any owned real property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security in the Ordinary Course of Business, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of any owned real property in any material respect, and (f) restrictions on the transfer of securities arising under federal and state securities laws.

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1.2.106       “Person” means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

1.2.107	“Pre-Closing Dividend” is defined in Section 3.3.3.
1.2.108	“Referee” is defined in Section 3.3.6.
1.2.109	“Reference Balance Sheet Date” is defined in Section 4.6.

1.2.110     “Release” means any release, spill, leak, discharge, emission, migration or other introduction to, or escape into or through, the Environment.

1.2.111     “Schedule” means the relevant section of the Stockholder Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, delivered in connection with this Agreement.

1.2.112	“Securities Act” is defined in Section 5.7.
1.2.113	“Stockholder” is defined in the Preamble.

1.2.114     “Stockholder Ancillary Agreements” means those certain agreements, contracts and instruments to be entered into in connection with the transaction set forth herein and specifically identified as such, and with forms of such agreements included in, the Stockholder Disclosure Schedule.

1.2.115     “Stockholder Disclosure Schedule” means that certain document delivered in connection with this Agreement that sets forth certain additional information regarding the representations and warranties made by Company and Stockholder in this Agreement and that lists the Company Ancillary Agreements and Stockholder Ancillary Agreements.

1.2.116	“Stockholder Excluded Reps” is defined in Section 11.2.3.
1.2.117	“Stockholder Liquidated Damages” is defined in Section 9.6.7.
1.2.118	“Stockholder Losses” is defined in Section 11.1.1.
1.2.119	“Stockholder Plan” is defined in Section 4.11.1.
1.2.120	“Stockholder Written Consent” is defined in Section 4.1.2.

1.2.121     “Subsidiary” means any Person of which the first specified Person owns, directly or indirectly through a Subsidiary, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or owns the right to receive more than a majority of the assets, profits or distributions of such Person upon dissolution or liquidation of such Person. Notwithstanding the preceding, however, the

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term “Subsidiary” when applied with respect to Stockholder shall mean and include only the Target Companies.

1.2.122	“Subsidiary Charter Documents” is defined in Section 4.4.2.
1.2.123	“Surviving Corporation” is defined in Section 2.1.

1.2.124     “Target Companies” means the Company together with its Subsidiaries and “Target Company” means each of the Target Companies individually.

1.2.125     “Tax” means all taxes or other assessments payable to any federal, state, local or foreign taxing authority, whether computed on a separate or consolidated, unitary or combined basis, including (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, real or personal property, license, payroll, withholding, employment, social security (or similar), disability, excise, stamp, occupation, customs duties, registration, alternative and add-on minimum, estimated, and (b) in all cases, interest, penalties, additional taxes and additions to tax imposed with respect thereto.

1.2.126	“Tax Indemnified Parties” is defined in Section 9.6.2.

1.2.127     “Tax Returns” means returns, reports, forms and information statements with respect to Taxes, including any schedule or attachment thereto, required to be filed with the U.S. Internal Revenue Service or any other federal, foreign, state, local or provincial taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

1.2.128     “Temporary Difference” means any IRS or state taxing authority adjustment in an amount in excess of $500,000 in the aggregate to a Target Company federal or state income tax return attributable to a period prior to Closing (other than an adjustment with respect to the reorganization pursuant to which the Merger Consideration is issued as described in Rev. Proc. 84-42, 1984-1 C.B. 521) which (i) increases or decreases the basis of any Target Company asset or liability for federal or state income tax purposes or (ii) gives rise to an accounting method change which creates an adjustment under Section 481(a) of the Code, and the effect of any such adjustment is to either increase or decrease taxable income of a Target Company in any state or federal income tax return for a period ending after Closing.

1.2.129	“Third Party Rights” is defined in Section 4.12.1.
1.2.130	“Trade Secrets” is defined in Section 1.2.59.
1.2.131	“Transferred Employees” is defined in Section 9.9.
1.2.132	“Unaudited Financial Statements” is defined in Section 4.6.
1.2.133	“Vermont-Western” is defined in Section 9.14.

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1.2.134      “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2.135      “Welfare Plan” means a welfare benefit plan within the meaning of Section 3(1) of ERISA.

2.	The Merger.

2.1          The Merger. On the terms and subject to the conditions set forth in this Agreement, Acquisition Corp. will be merged with and into the Company at the Effective Time in accordance with the DGCL. At the Effective Time, the separate corporate existence of Acquisition Corp. will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation will, all in accordance with the applicable provisions of the DGCL, (i) possess all the rights, privileges, immunities, powers and franchises of Acquisition Corp. and the Company, and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Company and the Acquisition Corp. will be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and (ii) become liable for all of the debts, liabilities and duties of Acquisition Corp. and the Company. The name of the Surviving Corporation will be “lock\line, Inc.”, and the purpose thereof will be as set forth in the Charter of the Surviving Corporation.

2.2          The Closing. Unless this Agreement will have been terminated, and the transactions contemplated hereby abandoned, pursuant to Section 10, and subject to the satisfaction or waiver of the conditions set forth in Sections 7 and 8, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Kansas City, Missouri time, on the last day of the month in which the last of the conditions set forth in Sections 7 and 8 will have been fulfilled or waived in accordance with this Agreement (to the extent such conditions are able to be fulfilled or waived prior to the Closing and subject to the satisfaction of the conditions to be satisfied at the Closing), at the offices of Bryan Cave LLP, 1200 Main Street, Kansas City, Missouri 64105, or at such other time or place as the parties may agree (the day on which the Closing takes place, the “Closing Date”).

2.3          Effective Time. On the Closing Date, the Surviving Corporation will cause a certificate of merger in substantially the form of Exhibit A (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as the Company and Acquisition Corp. may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4          Effects of Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL (including Section 259 of the DGCL).

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2.5	Charter and By-laws.

2.5.1   The Charter of Acquisition Corp. as in effect immediately prior to the Effective Time will be the Charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that such Charter will be amended such that the name of the Surviving Corporation will be “lock\line, Inc.”.

2.5.2          The By-laws of Acquisition Corp. as in effect immediately prior to the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.6          Directors. At the Closing, the directors of Acquisition Corp. will be the initial directors of the Surviving Corporation and such directors will hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.7          Officers. At the Closing, the officers of Acquisition Corp. will be the officers of the Surviving Corporation and such officers will hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2.8          Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

3.	Effect on Capital Stock; Exchange of Certificates; Delivery of Merger Consideration.

3.1          Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of (i) any shares of capital stock of the Company, (ii) any options, warrants or other rights to acquire shares of capital stock of the Company, or (iii) any shares of capital stock of Acquisition Corp.:

3.1.1          Conversion of Company Stock. Subject to the provisions of Section 3, the shares of Company Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the aggregate number of shares of Parent Common Stock equal to thirty-five percent (35%), on a post-issuance basis, of the sum of (a) the number of outstanding shares of Parent Common Stock including any shares issued pursuant to any restricted stock awards, plus (b) the number of shares of Parent Common Stock subject to vested but unexercised stock options (including vested but unexercised Performance Options), vested but unexercised warrants, and any outstanding unvested Performance Options (such shares, the “Merger Consideration”) upon the surrender of the stock certificate representing such shares of Company Stock in the manner provided in Section 3.2.

3.1.2          Cancellation of Company Stock. Subject to Sections 3.1.3 and 3.1.5, as of the Effective Time, all shares of Company Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Stock will cease to have any rights

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with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 3.1 upon surrender of such certificate in accordance with Section 3.2.

3.1.3   Cancellation of Treasury Stock and Options. Each share of Company Stock and each option, warrant or other right to acquire Company Stock held in the treasury of the Company, immediately prior to the Effective Time will cease to be outstanding and be canceled and retired without payment of any consideration therefor.

3.1.4          Acquisition Corp. Capital Stock. Each share of capital stock of Acquisition Corp. issued and outstanding at the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

3.1.5          Dissenting Shares. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Company Stock in connection with the Merger.

3.2	Certificates.

3.2.1          Surrender of Certificates. From and after the Effective Time, upon surrender by a stockholder of the Company to Parent of the certificate or certificates or other documents representing all of the outstanding shares of Company Stock held by such stockholder (the “Certificates”), together with duly executed transfer powers, such stockholder will be entitled to receive in exchange for such Certificates, a stock certificate representing the Merger Consideration into which such shares of Company Stock were converted pursuant to Section 3.1.1, and the Certificates so surrendered will forthwith be canceled. Until surrendered as contemplated by this Section 3.2.1, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Stock theretofore represented by such Certificate have been converted pursuant to Section 3.1.1, and the holder thereof will have no rights as a holder of the stock (or any right to the stock) of the Company or the Surviving Corporation.

3.2.2          No Further Ownership Rights in Company Stock; Stock Transfer Books. The Merger Consideration paid in accordance with the terms of this Section 3 upon conversion of any shares of Company Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock, and after the Effective Time there will be no further registration of transfers on the transfer books of the Surviving Corporation of shares of Company Stock. If, after the Effective Time, any certificates formerly representing shares of Company Stock so converted are presented to the Surviving Corporation for any reason, they will be accorded the treatment thereof provided for in this Section 3.

3.2.3          Lost, Mutilated or Destroyed Certificates. If any holder of shares of Company Stock will be unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and, if requested by the Parent, will deliver an indemnity bond in

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form and substance and with surety reasonably satisfactory to the Parent, and such delivery or deliveries, as the case may be, will constitute surrender of such lost, mutilated or destroyed Certificates for purposes of this Section 3.2.

3.2.4   No Liability. If any Certificate has not been surrendered prior to three years after the Effective Time (or, if earlier, immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental authority), any such shares, cash, dividends or distributions in respect of such Certificate will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

3.3	Net Debt Adjustment.

3.3.1          Estimated Company Net Debt. The Stockholder will prepare or cause to be prepared in good faith and delivered to Parent, not later than three Business Days prior to the Closing Date, an estimated calculation of Company Net Debt, as of the Closing Date and prepared in accordance with GAAP (the “Estimated Company Net Debt”). Parent will have reasonable access to the work papers and other materials used in the preparation of the Estimated Company Net Debt.

3.3.2          Estimated Parent Net Debt. Parent will prepare or cause to be prepared in good faith and delivered to the Company, not later than three Business Days prior to the Closing Date, an estimated calculation of Parent Net Debt as of the Closing Date and prepared in accordance with GAAP (the “Estimated Parent Net Debt”). The Company will have reasonable access to the work papers and other materials used in the preparation of the Estimated Parent Net Debt.

3.3.3          Pre-Closing Adjustment. To the extent Estimated Parent Net Debt is lower than the product of Estimated Company Net Debt divided by the Company Percentage and multiplied by the Parent Percentage, Parent will declare for the benefit of its stockholders of record as of immediately prior to the Closing (which will not include the Stockholder), on a pro rata basis, a dividend (the “Pre-Closing Dividend”), unless the Pre-Closing Dividend would be less than $10,000,000 in which case Parent need not declare such dividend and may instead enforce its rights under Section 3.3.7(2), in an aggregate amount up to the lesser of (a) the amount that the Board of Directors of Parent determines in good faith (after consultation with, and receiving advice and/or opinions from, such financial and legal advisors as the Board of Directors of Parent determines is appropriate in exercising its good faith judgment) is the maximum amount permitted to be declared as a dividend without violating any applicable law (including the DGCL) (the “Dividend Cap”) or (b) Balance Sheet True Up Amount (the “Estimated Parent Amount”). If the Parent declares the Pre-Closing Dividend, the Pre-Closing Dividend will be paid by Parent no later than Fifty-Nine (59) days after the Effective Time, and will be reduced by a Parent Decrease (if any); provided, however, that the Pre-Closing Dividend shall not be paid prior to the final determination of the Closing Company Net Debt and the Closing Parent Net Debt unless it is paid through the issuance of promissory notes in the form attached to Schedule 3.3.3 (“Parent Dividend Notes”) with principal

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amounts equal to the aggregate Estimated Parent Amount, bearing interest at a six percent (6%) annual rate, and containing terms consistent with those set forth in this Section 3.3.3 (including being subject to a Parent Decrease (if any)).

3.3.4          Post-Closing True Up. Within sixty (60) days after the Closing Date, Stockholder will prepare or cause to be prepared in good faith, and will provide to Parent, a calculation of the Company Net Debt as of the Closing Date and prepared in accordance with GAAP (the “Closing Company Net Debt”) and Parent will prepare or cause to be prepared in good faith, and will provide to Stockholder, a calculation of the Parent Net Debt as of the Closing Date and prepared in accordance with GAAP (the “Closing Parent Net Debt”). Each party will have reasonable access to the work papers and other materials used in the preparation of the Closing Company Net Debt and Closing Parent Net Debt.

3.3.5          Dispute Notice. The Closing Company Net Debt and Closing Parent Net Debt will be final, conclusive and binding on the parties unless the Stockholder provides a written notice to Parent with respect to the Closing Parent Net Debt or unless Parent provides a written notice to Stockholder with respect to the Closing Company Net Debt (a “Dispute Notice”) no later than thirty (30) days after delivery of the Closing Company Net Debt and Closing Parent Net Debt, setting forth in reasonable detail the objections to calculation of the Closing Company Net Debt and Closing Parent Net Debt. Parent and Stockholder will attempt to resolve the matters raised in the Dispute Notice in good faith.

3.3.6          Resolution of Disputes. Ten (10) days after delivery of the Dispute Notice, either Parent or Stockholder may provide written notice to the other that it elects to submit the disputed items to KPMG LLP or another nationally recognized independent accounting firm chosen jointly by Parent and Stockholder (the “Referee”). The Referee will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the relevant terms of this Agreement and GAAP. The fees and expenses of the Referee will be borne by the Stockholder and Parent in the same proportion that the portion of the contested amounts not awarded to the Stockholder, on the one hand, or Parent, on the other hand, bears to the amount actually contested by the parties, and the decision of the Referee with respect to the items of the Closing Company Net Debt and Closing Parent Net Debt submitted to it will be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than thirty (30) days after selection of the Referee.

3.3.7          Post-Closing Adjustments. Promptly, and in any event no later than five (5) days after final determination of the Closing Company Net Debt and Closing Parent Net Debt in accordance with Section 3.3.5 or 3.3.6 either:

(1)          if the Pre-Closing Dividend has been declared, then either (a) if the aggregate differences in the Closing Company Net Debt and Closing Parent Net

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Debt, respectively, as compared to the Estimated Company Net Debt and Estimated Parent Net Debt, would lead to an increase (the “Dividend Increase”) in the Estimated Parent Amount, then the amount of the Pre-Closing Dividend shall be increased by the Dividend Increase (but in no circumstance shall the Pre-Closing Dividend, after taking into account any Dividend Increase, exceed the Dividend Cap). In the event that the Dividend Increase would cause the Pre-Closing Dividend to exceed the Dividend Cap, then Stockholder will either, at Stockholder’s option, contribute to the Surviving Corporation in cash, or contribute to Parent shares of Parent Common Stock (at a price per share of $8.25), in an amount as is necessary for the Balance Sheet True Up Amount to equal zero (after recalculating the Balance Sheet True Up Amount to give effect to such contribution by Stockholder and after giving effect to the Pre-Closing Dividend and the Dividend Increase (not to exceed the Dividend Cap). If such contribution is to be made in cash, Stockholder will promptly pay such amount to the Surviving Corporation by wire transfer of immediately available funds to the account or accounts specified by the Surviving Corporation in writing to Stockholder prior to such date; or (b) if the aggregate differences in the Closing Company Net Debt and Closing Parent Net Debt, respectively, as compared to the Estimated Company Net Debt and Estimated Parent Net Debt, would lead to a decrease in the Estimated Parent Amount (the “Parent Decrease”) (had the Balance Sheet True Up Amount been calculated using the Closing Company Net Debt and Closing Parent Net Debt, respectively), then Parent shall cause the Pre-Closing Dividend to be reduced, on a pro rata basis, by the Parent Decrease;

(2)   if the Pre-Closing Dividend has not been declared because the Dividend Cap is less than the Balance Sheet True Up Amount, and to the extent the Parent Net Debt is less than the product of the Company Net Debt divided by the Company Percentage multiplied by the Parent Percentage (calculated using the Closing Company Net Debt and Closing Parent Net Debt), then Stockholder will either, at Stockholder’s option, contribute to the Surviving Corporation in cash, or contribute to the Parent shares of Parent Common Stock (at a price per share of $8.25), in an amount as is necessary for the Balance Sheet True Up Amount to equal zero (calculated using the Closing Company Net Debt and Closing Parent Net Debt and after recalculating the Balance Sheet True Up Amount to give effect to such contribution by Stockholder). If such contribution is to be made in cash, Stockholder will promptly pay such amount to the Surviving Corporation by wire transfer of immediately available funds to the account or accounts specified by the Surviving Corporation in writing to Stockholder prior to such date; or

(3)          to the extent that the Parent Net Debt is greater than the product of Company Net Debt divided by the Company Percentage and multiplied by the Parent Percentage, Parent will promptly either (a) raise capital from its stockholders (other than the Stockholder) through the issuance of additional shares of Parent Common Stock (the “Additional 3.3.7 Issuance”) in an aggregate amount equal to such positive number at a price per share of $8.25 and will take such action as is necessary to issue to Stockholder, as additional consideration, an

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amount of shares of Parent Common Stock as is equal to thirty-five percent (35%) of the shares of Parent Common Stock issued in the Additional 3.3.7 Issuance, on a post-issuance basis, or (b) issue additional shares of Parent Common Stock to Stockholder, as additional consideration, in an amount equal to the product obtained by dividing such positive number by $8.25 and then increasing the number of shares so issued so that Stockholder’s equity interest in Parent prior to the issuance of such additional shares is in no way diluted by the issuance of such shares, i.e., the Stockholder shall not be required to suffer any of the economic cost of the issuance of the additional shares.

3.4	Other Parent Net Debt Adjustment.

3.4.1          If within twelve (12) months after the Effective Time, more than 80% of the Other Investment should be expensed as a current period expense under GAAP, then Parent will promptly pay in accordance with Section 3.4.3 to Stockholder, an amount equal to the Company Percentage multiplied by the amount of the Long Term Asset as determined in the Closing Parent Net Debt.

3.4.2          If any of the vesting restrictions on the shares of restricted stock of Parent granted to Charles A. Laue as contemplated by his employment agreement dated on or around the date hereof do not lapse, or if the restricted stock is otherwise cancelled, on or before the fifth anniversary of the date of such grant, then Stockholder shall be entitled to receive pursuant to Section 3.4.3 an amount equal to the product of (a) $3,000,000, multiplied by (b) a fraction, the numerator of which is equal to the unvested number of shares of restricted stock of Parent so issued to Charles A. Laue at such time, and the denominator of which is the total number of shares of restricted stock of Parent so issued to Charles A. Laue. If any of the vesting restrictions on the shares of restricted stock of Parent issued to any employee listed on Schedule 9.16 do not lapse, or if the restricted stock is otherwise cancelled, on or prior to the fifth anniversary of the date of such grant, then Stockholder shall, with respect to any such employee, be entitled to receive pursuant to Section 3.4.3 an amount equal to the product of (x) the Parent Value shown opposite such employees name on Schedule 9.16, multiplied by (y) a fraction, the numerator of which is equal to the unvested number of shares of such restricted stock so issued to such employee at such time, and the denominator of which is the total number of shares of such restricted stock so issued to such employee.

3.4.3          If Stockholder is entitled to a payment under Section 3.4.1 or Section 3.4.2, Parent will promptly either (a) raise capital from its stockholders (other than the Stockholder) through the issuance of additional shares of Parent Common Stock (the “Additional 3.4.3 Issuance”) in an amount equal to the payment obligation to Stockholder at a price per share of the then current fair market value of the Parent Common Stock and will take such action as is necessary to issue to Stockholder, as additional consideration, an amount of shares of Parent Common Stock in the Additional 3.4.3 Issuance such that Stockholder’s equity interest in Parent prior to the Additional 3.4.3 Issuance is in no way diluted by the issuance of such additional shares (i.e., the Stockholder shall not be required to suffer any of the economic cost of the issuance of the additional shares) or (b) issue additional shares of Parent Common Stock to Stockholder,

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as additional consideration, equal to the product obtained by the dividing the amounts due Stockholder by the then current fair market value of the Parent Common Stock and then increasing the number of shares so issued so that Stockholder’s equity interest in Parent prior to the issuance of such additional shares is in no way diluted by the issuance of such shares, i.e., the Stockholder shall not be required to suffer any of the economic cost of the issuance of the additional shares.

3.5       Withholding Rights. Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent, as the case may be.

4.	Representations and Warranties Relating to the Company

In order to induce Parent and Acquisition Corp. to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Company and the Stockholder, on a joint and several basis, hereby make the following representations and warranties to Parent and Acquisition Corp.

4.1	Authorization.

4.1.1          The Company has the corporate power and authority to execute and deliver this Agreement, the Company Ancillary Agreements, and all other documents, agreements and certificates to which it is a party that are executed and delivered in connection with this Agreement and to perform its obligations hereunder and thereunder. All corporate actions or proceedings to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the Company Ancillary Agreements and the instruments required to be executed and delivered by it pursuant hereto and thereto, the performance by such Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and properly taken. This Agreement and certain of the Company Ancillary Agreements have been duly executed and delivered by the Company and this Agreement constitutes (and the Company Ancillary Agreements so executed and delivered will as of the Effective Time constitute) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms. Any Company Ancillary Agreements that are not executed and delivered on the date hereof will, when executed and delivered by the Company, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.1.2          The Board of Directors of the Company at a meeting duly called and held or by written consent as provided under the DGCL, has by the unanimous vote of all

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directors (i) approved this Agreement and the Company Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and (ii) recommended that the stockholders of the Company adopt this Agreement and the transactions contemplated hereby, including the Merger. As of the date hereof, the affirmative vote of the holders of all of the outstanding shares of Company Stock entitled to vote on the Merger have approved this Agreement and the transactions contemplated hereby (including the Merger) pursuant to a duly executed, and irrevocable, written consent in accordance with the DGCL delivered to the Company (the “Stockholder Written Consent”), and the Company has delivered true and accurate copies of the Stockholder Written Consent to Parent.

4.2          Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing as would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a true, complete and correct copy of the Company’s Charter and By-laws, each as amended (collectively, the “Company Charter Documents”). Schedule 4.2 lists the directors and officers of each Target Company.

4.3          Capitalization. As of the date hereof and as of immediately prior to the Effective Time, the entire authorized capital stock of the Company consists of 75,000 shares of Company Stock, of which 100 shares are issued and outstanding. All of such issued and outstanding shares are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any law or of the preemptive rights of any stockholder and are held beneficially and of record by the Stockholder. There is no outstanding warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of capital stock of the Company or other securities convertible into or exchangeable for capital stock of the Company (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right, and there are no agreements to register any securities or sales or resales thereof under the federal or state securities laws. The Company has not redeemed or repurchased any Company Stock since December 31, 2003.

4.4	Subsidiaries.

4.4.1          Schedule 4.4 sets forth: (1) the name and jurisdiction of organization of each Subsidiary of the Company; (2) the number of shares of authorized capital stock of each class of capital stock of each such Subsidiary (or other ownership interests); and (3) the number of issued and outstanding shares of each class of capital stock (or other ownership interests) of each such Subsidiary, the names of the record holders thereof and the number of shares (or other ownership interests) held by each such holder.

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4.4.2   Each Subsidiary of the Company is a corporation or other entity duly formed and validly existing under the laws of the jurisdiction of its organization. Each Subsidiary of the Company has the entity power and authority to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it. Each Subsidiary of the Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing as would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the respective organizational documents of its Subsidiaries, each as amended (collectively, the “Subsidiary Charter Documents”).

4.4.3          All of the issued and outstanding shares of capital stock (or other ownership interests) of each Subsidiary of the Company are duly authorized, have been validly issued, are fully paid and non-assessable, were not issued in violation of any law or the preemptive right of any stockholder and are held of record by the Company or its Subsidiaries. There is no warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of capital stock of any Subsidiary of the Company or other securities convertible into or exchangeable for capital stock of any Subsidiary of the Company (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right, and there are no agreements to register any securities of any Subsidiary of the Company or sales or resales thereof under the federal or state securities laws.

4.4.4          Neither the Company nor any of its Subsidiaries controls directly or indirectly, or has any direct or indirect equity participation or ownership interest in, any Person that is not a Subsidiary of the Company.

4.5	No Violation or Approval; Consents.

4.5.1          Except as set forth in Schedule 4.5.1, the execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, (1) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (2) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent, notice or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than Permitted Liens) on any Target Companies’ assets under, any of the terms, conditions or provisions of any Company Material Contract, or (3) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to any Target Company or any Target Company’s properties or assets, which permit (or permits) is (or are), individually (or collectively), material to the

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business, assets, condition (financial or other) or operations of the Target Companies, taken as a whole.

4.5.2   No material consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to any Target Company in connection with the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (1) the pre merger notification requirements under the HSR Act, (2) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (3) approval of or notice to the state insurance regulatory authorities set forth on Schedule 4.5.2.

4.6          Financial Statements. Set forth in Schedule 4.6 is a copy of the following financial statements of the Target Companies: (a) the unaudited consolidated balance sheets of the Company for the years ended December 31, 2004 and 2003 and the related consolidated statements of income and of cash flows for the fiscal years of the Company ended on such dates (the “Unaudited Financial Statements”), (b) the audited consolidated balance sheets of the operations of the Target Companies for the years ended December 31, 2004 and 2003 and related consolidated statements of income and cash flows for the fiscal years of the operations of the Target Companies ended on such dates (the “Audited Financial Statements”), and (c) the unaudited consolidated balance sheet of the Target Companies as of September 30, 2005 (the “Reference Balance Sheet Date”) and the related consolidated statements of operations, cash flows and stockholders’ equity for the nine month period ending on the Reference Balance Sheet Date (the “Company Interim Financial Statements” and, collectively with the Unaudited Financial Statements and the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) were prepared on the basis of the Target Companies’ books and records and present fairly the financial position of the Target Companies on a consolidated basis and the results of operations of the Target Companies on a consolidated basis as of the respective dates thereof and for the periods covered thereby in all material respects and (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements and the Interim Financial Statements, to the absence of footnotes and normal year end adjustments (which such adjustments will not be material, individually or in the aggregate) and subject in the case of the Company Financial Statements to the carve outs of a type generally described on Schedule 4.6.

4.7          Absence of Changes. Except as expressly contemplated by this Agreement or as set forth in Schedule 4.7, since the Reference Balance Sheet Date, the Target Companies have operated their businesses in the Ordinary Course of Business and there has not been:

(1)          any event or series of events that has had or that would reasonably be expected to have a Company Material Adverse Effect;

(2)          any acquisition by any Target Company (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or

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any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) of any assets that are material, individually or in the aggregate, to the Target Companies, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(3)   any sale, lease, license, pledge or other disposition of any material asset of any Target Company other than in the Ordinary Course of Business;

(4)          any amendment to any Company Charter Documents or Subsidiary Charter Documents;

(5)          (i) any declaration or payment of any dividends or other distribution in respect of any capital stock or other equity securities of any Target Company (other than dividends and distributions by a wholly owned Subsidiary of the Company to its parent), (ii) any split, combination or reclassification of any of the capital stock or other equity securities of any Target Company or issuance or authorization for the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any other equity security, or the grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of its capital stock or any other equity securities, or (iii) any purchase, redemption or other acquisition of any shares of its capital stock or any other equity securities or any rights, warrants or options to acquire any such shares of capital stock or other equity securities;

(6)          any amendment, modification, rescission, termination, waiver or release of any Company Material Contract;

(7)          any Lien placed on any of the material assets or properties of any Target Company other than Permitted Liens or purchase money or similar security interests in connection with the purchase of inventory or equipment in the Ordinary Course of Business;

(8)          any resignation, termination or removal of any officer or key employee of any Target Company or change in the terms and conditions (including salary, bonus, severance and benefit terms) of the employment of any officers or key employee of any Target Company or the establishment of any new employee benefit plan or program or the amendment of any existing employee benefit plan or program (including, in each case, deferred compensation and bonus plans);

(9)	any change in any accounting policies, procedures or methods;

(10)        any transaction with any Affiliate (other than another Target Company) other than in the Ordinary Course of Business with respect to certain support activities provided by Stockholder to any of the Target Companies, including, without limitation data processing services; or

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(11) any agreement or understanding to take any of the actions specified in subsections (1)-(10) above.

4.8	Taxes.

4.8.1          Tax Returns; Taxes. Each Target Company has timely and properly filed with the appropriate taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes of each Target Company required to be paid by such Target Company as of the date hereof, whether disputed or not and whether or not shown on any Tax Return, have been fully and timely paid, and all Taxes of each Target Company required to be paid by such Target Company through the Closing Date, whether disputed or not and whether or not shown on any Tax Return, will be paid prior to the Closing Date. No claim has been made by a taxing authority in a jurisdiction where any Target Company does not file a Tax Return that such Target Company is or may be subject to taxation by that jurisdiction. The accruals and reserves for Taxes reflected in the Company’s Interim Financial Statements are adequate in accordance with GAAP to cover the liability for all Taxes accrued or which should be accrued for in accordance with GAAP, by each Target Company through the Closing Date. There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable) on any of the properties or assets of any Target Company. Each Target Company currently computes, and has always computed, its taxable income using the accrual method of accounting.

4.8.2          Withholding. All Taxes and other assessments and levies that any Target Company is or was required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities.

4.8.3          Disputes; Waivers; Extensions. Except as set forth on Schedule 4.8.3, no Target Company has received any written request for information related to Tax matters, notice of assessment or proposed assessment, deficiency, claim, adjustment or proposed adjustment or any other notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations or administrative or judicial proceedings regarding any Taxes of any Target Company. No Target Company has current waivers or extensions in effect with respect to any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency. No Target Company is currently the beneficiary of any extension of time with which to file any Tax Return.

4.8.4          Affiliated Groups. Except as set forth on Schedule 4.8.4, no Target Company is a party to any Tax allocation or sharing agreement among members of an affiliated group filing a consolidated, combined, or entity Tax Return, and no Target Company has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for any Taxes of any Person under Treasury Regulation section 1.1502-6 or any similar provision of state, local, or foreign law (other than any Target Company).

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4.8.5   FIRPTA. No Target Company has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.8.6          Section 280G. No Target Company is a party to any Contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of the transactions contemplated by this Agreement pursuant to Section 280G of the Code or Section 162 of the Code.

4.8.7          Classification. The Company is and always has been classified as a United States corporation within the meaning of the Code. Each Target Company (other than the Company, lock\line of Puerto Rico, Inc. and lock\line Warranty Services of Puerto Rico, Inc.) is classified as a single member limited liability company that is treated as a “disregarded entity” under the Code and for state income tax purposes. Except for lock\line of Puerto Rico, Inc. and lock\line Warranty Services of Puerto Rico, Inc., no Target Company conducts business, or generates revenue, in a foreign jurisdiction.

4.8.8          Other. No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(1)          change in method of accounting for a taxable period ending on or prior to the Closing Date;

(2)          “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(3)          intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(4)          installment sale or open transaction disposition made on or prior to the Closing Date; or

(5)	prepaid amount received on or prior to the Closing Date.

4.8.9          Reportable Transactions; Substantial Understatement. No Target Company has ever (i) engaged in a transaction that qualifies as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (ii) taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or any similar provision of state, local or foreign law).

4.8.10       Certain Transactions. No Target Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. No Target Company has disposed of property in a transaction being

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accounted for under the installment method pursuant to Section 453 or 453A of the Code or as an open transaction.

4.8.11       Section 368. The representation letter in the form attached as Schedule 9.6.7 to the Stockholder Disclosure Schedule is, and at the Closing, will be true, accurate and complete in all material respects.

4.9	Real Estate.
	4.9.1	No Target Company owns any real property.

4.9.2          Schedule 4.9.2 sets forth a list of all leases of real property to which any Target Company is a party (the “Company Leases”) and a list of any other locations where any employees of any Target Company are regularly located. The Company has made true and complete copies of the Company Leases available to Parent. Each of the Company Leases is legal, valid, binding, enforceable against the Company and to the Company’s Knowledge against the other parties thereto and in full force and effect. No action has been taken or omitted by any Target Company and, to the Company’s knowledge, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a material default under any Company Lease or that would reasonably be expected to have a Company Material Adverse Effect.

4.10       Certain Regulatory Matters. The Company is neither the subject of, nor has it received notice from any supervisory official of that official’s intent to take action against the Company that would result in the issuance of a cease and desist order, an order of supervisory control or similar action to take control of the Company’s operations or finances, an action to suspend or revoke the Company’s licenses to engage in its business or any other activity material to the operation of its business. Further, the Company has not been notified by any Governmental Authority that it is in violation of any law applicable to its business that is likely to materially adversely impact the Company’s continued operation.

4.11	Benefit Plans.

4.11.1       Company Plans. Except as described in Schedule 4.11, Target Companies do not primarily sponsor any Employee Plans. Schedule 4.11 sets forth a list of all Employee Plans that are sponsored or maintained by the Stockholder to which the Target Companies contribute or are required to contribute, or with respect to which the Target Companies have any liability for premiums or benefits and that benefit any employee or former employee of any Target Company (a “Stockholder Plan”).

4.11.2       Plan Qualification; Plan Administration. Each Stockholder Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable IRS determination letter as to its qualified status and, to the Company’s knowledge, there is no fact or circumstance that would reasonably be expected to cause the revocation of such letter, including by reason of any corrective action that may be taken pursuant to Rev. Proc. 2003-44 to cure any qualification defect with respect to any such Stockholder Plan without material liability to any Target Company; each Stockholder Plan is in compliance in all material respects with applicable law; and the requirements of Part 6 of

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Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Stockholder Plan that is a Welfare Plan subject to such provisions.

4.11.3       All Contributions and Premiums Paid. All required contributions, assessments and premium payments on account of each Stockholder Plan have been paid if due and payable or accrued in accordance with GAAP if not yet due and payable.

4.11.4       Claims. With respect to each Stockholder Plan, there are no existing (or, to the Company’s knowledge, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course.

4.11.5       No Liability. No Employee Plan maintained, sponsored or contributed to by the Target Companies or any of their Affiliates within the preceding three years is subject to Title IV of ERISA and, to the Company’s knowledge, no event (including any action or any failure to take any action) has occurred within the immediately preceding three years with respect to any Employee Plan currently or at any time during the past three years maintained by any Target Company or any corporation, trust, partnership or other entity (a “Company Related Entity”) that would be considered as a single employer with the Company under Sections 4001(b)(1) of ERISA or Section 414(b), 414(c), 414(m) or 414(o) of the Code, that would subject any Target Company to any material liability under Title IV of ERISA or give rise to a liability under ERISA.

4.11.6       Multiemployer Plans. With respect to current and former employees of the Target Companies, none of the Target Companies or any Company Related Entity contributes or, within the immediately preceding three years has been required to contribute, to any multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or has any liability to employees (including withdrawal liability) under any Multiemployer Plan.

4.11.7       Retiree Benefits; Certain Welfare Plans. Except as required under Section 601 et seq. of ERISA, no Stockholder Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. To the Company’s knowledge, nothing has occurred with respect to any Stockholder Plan described in Section 4980B of the Code that could subject any Target Company or any Company Related Entity to a material Tax under Section 4980B of the Code.

4.12	Intellectual Property.

4.12.1       Schedule 4.12 contains a complete and accurate list of all Patents, Marks and registered Copyrights currently owned by any Target Company. Except as set forth on Schedule 4.12 (with specific reference to the subsections below for which such disclosure relates):

(1)          the Target Companies exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Company IP Rights, free and clear of all Liens;

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(2)   all Patents, Marks and Copyrights currently owned by any Target Company that have been issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have not been abandoned, lapsed or cancelled and are enforceable and to, the Company’s knowledge, valid, and the Target Companies are current in all related maintenance fees;

(3)          there are no pending, or, to the Company’s knowledge, threatened claims against any Target Company or any of their employees alleging that any of the Company IP Rights or the operation of the business of any Target Company, infringes or conflicts with the Intellectual Property Rights of others (“Third Party Rights”);

(4)          none of the Company IP Rights other than Patents infringes or conflicts with any Third Party Right and, to the Company’s knowledge, none of the Patents included in the Company IP Rights infringes or conflicts with any Third Party Right;

(5)          no Target Company has received any written communications alleging that any Target Company has violated or, by conducting its business, would violate any Third Party Rights or that any of the Company IP Rights are invalid or unenforceable;

(6)          no current or former employee or consultant of any Target Company owns any rights in or to any of the Company IP Rights;

(7)          to the Company’s knowledge, there is no violation or infringement by a third party of any of the Company IP Rights; and

(8)          each Target Company has taken reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets used or held for use in the business of such Target Company.

4.12.2       The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any material instrument or agreement governing any of the Company IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any the Company IP Rights or impair the right of any Target Company to use, sell or license any the Company IP Rights or portion thereof.

4.13       Environmental Matters. Each Target Company and its operations and assets are in material compliance with all applicable Environmental Laws, and each Target Company holds and is in material compliance with all permits, certificates, licenses, approvals, registrations, and authorizations required under all applicable Environmental Laws in connection with the Target Companies’ business. No Target Company is the subject of any outstanding written order from any Governmental Entity relating to or respecting (i) any Environmental Laws, or (ii) any Release or threatened Release of a Hazardous Substance. No claim has been made, is pending or to the Knowledge of Stockholder, threatened against any of the Target Companies with respect

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to its business or any Target Company alleging that any such entity is in violation of any applicable Environmental Law or any Environmental permit or has any liability under any applicable Environmental Law. No facts, circumstances or conditions exist with respect to the business of any Target Company or with respect to any property currently or, to the Knowledge of Stockholder, formerly owned, operated or leased by any Target Company or, to the Knowledge of Stockholder, any property of which any Target Company arranged for the disposal or treatment of Hazardous Substances that could reasonably be expected to result in any Target Company incurring any material costs or liabilities. There are no (i) pending investigations for which any Target Company has received written notification or (ii) investigations threatened in writing of the business of any Target Company or currently or, to the Knowledge of Stockholder, previously owned, operated or leased property of any Target Company which could reasonably be expected to lead to the imposition on any Target Company or on its assets of any material costs or liabilities or Liens under any applicable Environmental Law.

4.14	Material Contracts.

4.14.1       Schedule 4.14 sets forth a complete and accurate list of the following Contracts to which any Target Company is a party that is currently in effect:

(1)          any Contract or commitment in connection with which or pursuant to which the Target Companies will receive (or are expected to receive), in the aggregate, more than $1,000,000 in the fiscal year ending December 31, 2005;

(2)          any Contract or commitment (other than off-the-shelf, commercially available software) pursuant to which the Target Companies are expected to spend or incur liabilities, in the aggregate, more than $200,000 in the fiscal year ended December 31, 2005;

(3)          any non-competition or other Contract that prohibits or otherwise restricts, in any material respect, any Target Company from freely engaging in business anywhere in the world;

(4)          any employment or consulting Contract with any executive officer or other employee of any Target Company other than those that are terminable at will by such Target Company on no more than 30 days’ notice without liability or financial obligation to such Target Company;

(5)          any Contract establishing a partnership or joint venture or that involves a sharing of revenues, profits or losses by any Target Company with any other Person;

(6)	any agreement relating to Indebtedness of any Target Company;

(7)          any collective bargaining Contract or other Contract with any labor union or other employee representative of a group of employees;

(8)	any Contract with any Governmental Entity; and

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(9)   any other Contract that is material to the Target Companies, taken as a whole.

(collectively, the “Company Material Contracts”). The Company has made available to Parent copies of each Company Material Contract specified in Sections (2) through (9) above.

4.14.2       Each Company Material Contract is valid and in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Target Company that is a party thereto, and of the other parties thereto. Except as set forth in Schedule 4.14.2, to the Company’s knowledge, there has been no written notice or threat to terminate any Company Material Contract, except for discussion concerning terms of renewal or non-renewal at the normal expiration date of contracts. No Target Company that is a party thereto, nor, to the Company’s knowledge, any other party thereto is in material default in complying with any provisions of any such Company Material Contract, and no condition, event or fact exists that, with notice, lapse of time or both, would constitute a material default thereunder by the Target Company party thereto or, to the Company’s knowledge, any other party thereto.

4.15       Transactions with Affiliates. Except as set forth on Schedule 4.15, there are no Contracts, leases or commitments between the Target Companies, on the one hand, and any of the Company’s Affiliates, or any (current or former) officer, director, employee of any Target Company or the Stockholder on the other hand, and there is no Indebtedness owing by any such aforementioned Person to or from any Target Company.

4.16       No Illegal Payments. None of the Target Companies or their respective directors, officers, or, to the Company’s knowledge, employees or agents, has directly or indirectly (a) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee, or (b) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, in each case that might subject the Target Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

4.17       Litigation. Except as set forth on Schedule 4.17, there is no action, suit, claim, audit, inquiry, proceeding or, to the Company’s knowledge, investigation, at law or in equity, arbitration, or administrative or other proceeding pending or, to the Company’s knowledge, threatened against any Target Company, in any case seeking damages in excess of $100,000 in any such matter. There are no judgments, orders or decrees outstanding against any Target Company.

4.18       Insurance. Schedule 4.18 sets forth all policies or binders of insurance covering the operations of the Target Companies issued to the Target Companies (and not those policies or binders of insurance covering the operations of the Target Companies issued to the Stockholder, all of which will expire at Closing). The Company has made available to Parent true and accurate copies of all such policies or binders as in effect on the date hereof. No Target Company has received written notice of a payment or material default with respect to their

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obligations under, or notice of cancellation or nonrenewal of, any of such policies. Such insurance policies insure the Target Companies against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as set forth on Schedule 4.18, to the Knowledge of Stockholder, (i) no Target Company has claims pending against any of the insurance carriers under any of such policies), (ii) there has been no actual or alleged occurrence of any kind that may give rise to any such claim, and (iii) no Target Company has made any claims under any policy at any time since January 1, 2003, in each case in excess of $500,000. Such policies, on a whole, are valid and binding and are in full force and effect as of the date hereof.

4.19       Suppliers. Within the last twelve months, no supplier that the Target Companies have paid or are under contract to pay $500,000 or more during such period (each, a “Company Supplier”) canceled, materially modified in a manner adverse to the Target Companies, or otherwise terminated its relationship with any Target Company, or materially decreased its services, supplies or materials to any Target Company. To the Company’s knowledge, except for discussion concerning terms of renewal or non-renewal at the normal expiration date of contracts, no Company Supplier has notified any Target Company of any plan or intention to take any actions described in the foregoing sentence.

4.20       Customers. Except as set forth on Schedule 4.20, no customer of the Target Companies that accounted for more than One Million Dollars ($1,000,000) of the consolidated revenues of the Target Companies for the fiscal year ended December 31, 2004 or Seven Hundred and Fifty Thousand Dollars ($750,000) for the period ended on the Reference Balance Sheet Date (the “Company Customers”) has canceled or otherwise terminated its relationship with the Target Companies or has materially decreased its usage or purchase of the services or products of the Target Companies. No Company Customer has, to the Company’s knowledge, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Target Companies or to decrease materially or materially limit its usage, purchase or distribution of the services or products of the Target Companies. No Target Company has taken any action, or failed to take any action, which would give rise to a right to terminate for cause on the part of any Company Customers pursuant to any contract with a Company Customer.

4.21       Assets. Except as set forth on Schedule 4.21, the Target Companies have good and valid title to or a valid and enforceable leasehold interest in, all of their assets and properties (whether tangible or intangible) that are material or necessary to the operation of the business of the Target Companies, taken as a whole, free and clear of all Liens other than Permitted Liens.

4.22       Labor Matters. There are no pending or, to the Company’s knowledge, threatened union organizational efforts, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving any Target Company. Each Target Company is in compliance with all applicable labor and employment-related laws and regulations in all material respects.

4.23       Brokers. Except as set forth on Schedule 4.23, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled, as a result of any action, agreement or commitment of any Target Company or any of their Affiliates, to any broker’s,

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finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.24          Bank Accounts. Schedule 4.24 sets forth (i) the names, and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Target Company maintains safe deposit boxes, checking accounts or other accounts of any nature, together with a description of said accounts and (ii) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

5.	Representations and Warranties Relating to the Stockholder.

In order to induce Parent and Acquisition Corp. to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Stockholder hereby makes the following representations and warranties to Parent and Acquisition Corp.

5.1             Authorization5.1.1    . The Stockholder has the corporate power and authority to execute and deliver this Agreement and all other documents, agreements and certificates to which it is a party that are executed and delivered in connection with this Agreement (the “Stockholder Ancillary Agreements”) and to perform its obligations hereunder and thereunder. All corporate actions or proceedings to be taken by or on the part of the Stockholder to authorize and permit the execution and delivery by the Stockholder of this Agreement and the Stockholder Ancillary Agreements and the instruments required to be executed and delivered by it pursuant hereto and thereto, the performance by such Stockholder of its obligations hereunder and thereunder and the consummation by the Stockholder of the transactions contemplated hereby and thereby, have been duly and properly taken. This Agreement and certain of the Stockholder Ancillary Agreements have been duly executed and delivered by the Stockholder and this Agreement constitutes (and the Stockholder Ancillary Agreements so executed and delivered will as of the Effective Time constitute) the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with their respective terms. Any Stockholder Ancillary Agreements that are not executed and delivered on the date hereof will, when executed and delivered by the Stockholder, constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. The Stockholder has irrevocably approved the transactions contemplated by this Agreement (including the Merger) pursuant to the Stockholder Written Consent.

5.2          Organization. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Stockholder has the corporate power and authority to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it.

5.3          Title. The Stockholder is the sole beneficial and record owner of, and has good and valid title to, all of the issued and outstanding Company Stock, free and clear of any Liens (except for restrictions on transfer imposed by applicable securities laws). The Stockholder is not party to any option, warrant, purchase right or other Contract or commitment that requires the Stockholder to sell, transfer or otherwise dispose of any capital stock of the Company.

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5.4          No Violation or Approval; Consents. Except as set forth in Schedule 4.5.1, the execution, delivery and performance of this Agreement and the Stockholder Ancillary Agreements by the Stockholder, and the consummation by the Stockholder of the transactions contemplated hereby and thereby, do not and will not, (1) conflict with, or result in any violation or breach of, any provision of its Charter or by laws, each as amended, (2) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent, notice or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than Permitted Liens) on any Target Companies’ assets under, any of the terms, conditions or provisions of any Company Material Contract, or (3) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to any Target Company or any Target Company’s properties or assets, which permit (or permits) is (or are), individually (or collectively), material to the business, assets, condition (financial or other) or operations of the Target Companies, taken as a whole. No material consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Stockholder or any Target Company in connection with the execution and delivery of this Agreement and the Stockholder Ancillary Agreements by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby or thereby, except for (1) the pre merger notification requirements under the HSR Act and (2) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (3) approval of the state insurance regulatory authorities set forth in Schedule 4.5.2.

5.5          Litigation. There is no action, suit, claim, proceeding or, to the Stockholder’s knowledge, investigation, at law or in equity, arbitration, or administrative or other proceeding pending or, to the Stockholder’s knowledge, threatened against the Stockholder or any Target Company that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

5.6          Brokers. Except as set forth on Schedule 4.23, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled, as a result of any action, agreement or commitment of the Stockholder or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

5.7          Investment Status. Stockholder is acquiring the Merger Consideration for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of the Merger Consideration or any part thereof except pursuant to a registration or an available exemption under applicable law. Stockholder acknowledges that the Merger Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state or other jurisdiction and cannot be sold, disposed of or otherwise transferred unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

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Stockholder is an “accredited investor” within the meaning of such term under Rule 501 promulgated under the Securities Act.

5.8          Section 368. The representation letter in the form attached as Schedule 9.6.7 to the Stockholder Disclosure Schedule is, and at the Closing, will be true, accurate and complete in all material respects.

6.	Representations and Warranties Relating to Parent and Acquisition Corp.

In order to induce Stockholder and the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Parent and Acquisition Corp., on a joint and several basis, hereby make the following representations and warranties to Stockholder and the Company.

6.1	Authorization.

6.1.1          Each of the Parent and Acquisition Corp. has the corporate power and authority to execute and deliver this Agreement, the Parent Ancillary Agreements, and all other documents, agreements and certificates to which it is a party that are executed and delivered in connection with this Agreement and to perform its respective obligations hereunder and thereunder. All corporate actions or proceedings to be taken by or on the part of the Parent or Acquisition Corp. to authorize and permit the execution and delivery by the Parent or Acquisition Corp., as the case may be, of this Agreement and the Parent Ancillary Agreements and the instruments required to be executed and delivered by it pursuant hereto and thereto, the performance by such Parent and Acquisition Corp. of its respective obligations hereunder and thereunder and the consummation by the Parent and Acquisition Corp. of the transactions contemplated hereby and thereby, have been duly and properly taken. This Agreement and certain of the Parent Ancillary Agreements have been duly executed and delivered by the Parent or Acquisition Corp., as the case may be, and this Agreement constitutes (and the Parent Ancillary Agreements so executed and delivered will as of the Effective Time constitute) the legal, valid and binding obligation of the Parent or Acquisition Corp. as the case may be, enforceable against the Parent or Acquisition Corp., as the case may be, in accordance with their respective terms. Any Parent Ancillary Agreements that are not executed and delivered on the date hereof will, when executed and delivered by the Parent, constitute the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms.

6.1.2          The Board of Directors of Acquisition Corp. at a meeting duly called and held or by written consent as provided under the DGCL, has by the unanimous vote of all directors (i) approved this Agreement and the Parent Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and (ii) recommended that the stockholders of Acquisition Corp. adopt this Agreement and the transactions contemplated hereby, including the Merger. As of the date hereof, the affirmative vote of the holders of all of the outstanding shares of the capital stock of Acquisition Corp. entitled to vote on the Merger have approved this Agreement and the transactions contemplated hereby (including the Merger) pursuant to a duly executed, and irrevocable, written consent in accordance with the DGCL delivered to the Parent (the

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“Parent Written Consent”), and the Parent has delivered true and accurate copies of the Parent Written Consent to the Stockholder.

6.2          Organization. Each of Parent and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Corp. has the corporate power and authority to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it. Each of Parent and Acquisition Corp. is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing as would not reasonably be expected to have a Parent Material Adverse Effect. The Parent has made available to Stockholder a true, complete and correct copy of the Parent’s Charter (subject to the Parent Charter Amendment) and By-laws, each as amended (collectively, the “Parent Charter Documents”).

6.3          Capitalization. As of the date hereof, the entire authorized capital stock of the Parent consists of 150,000,000 shares of Parent Common Stock, and as of immediately prior to the Effective Time the entire authorized capital stock of the Parent will consist of 215,000,000 shares of Parent Common Stock, of which 81,552,441 shares are issued and outstanding and owned of record as set forth on Schedule 6.3. All of such issued and outstanding shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any law or of the preemptive rights of any stockholder. The shares of Parent Common Stock issued pursuant to Section 3.1 and under Section 11.6 (if any) shall upon issuance be duly authorized, validly issued, fully paid and non-assessable, and shall not be issued in violation of any law or the preemptive rights of any stockholder. Except as set forth in Schedule 6.3, there is no outstanding warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of capital stock of the Parent or other securities convertible into or exchangeable for capital stock of the Parent (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right, and there are no agreements to register any securities or sales or resales thereof under the federal or state securities laws.

6.4	Subsidiaries.

6.4.1          Schedule 6.4 sets forth: (1) the name and jurisdiction of organization of each Subsidiary of the Parent; (2) the number of shares of authorized capital stock of each class of capital stock of each such Subsidiary; and (3) the number of issued and outstanding shares of each class of capital stock of each such Subsidiary, the names of the record holders thereof and the number of shares held by each such holder.

6.4.2          Each Subsidiary of the Parent is a corporation or other entity duly formed and validly existing under the laws of the jurisdiction of its organization. Each Subsidiary of the Parent has the entity power and authority to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it. Each Subsidiary of the Parent is duly qualified or licensed as a foreign entity to do

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business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing as would not reasonably be expected to have a Parent Material Adverse Effect.

6.4.3   All of the issued and outstanding shares of capital stock of each Subsidiary of the Parent are duly authorized, have been validly issued, are fully paid and non-assessable, were not issued in violation of any law or the preemptive right of any stockholder and are held of record by the Parent or its Subsidiaries as set forth on Schedule 6.4. Except as set forth on Schedule 6.4.3, there is no warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of capital stock of any Subsidiary of the Parent or other securities convertible into or exchangeable for capital stock of any Subsidiary of the Parent (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right, and there are no agreements to register any securities of any Subsidiary of the Parent or sales or resales thereof under the federal or state securities laws.

6.4.4          Except as set forth on Schedule 6.4.4, neither the Parent nor any of its Subsidiaries controls directly or indirectly, or has any direct or indirect equity participation or ownership interest in, any Person that is not a Subsidiary of the Parent.

6.5	No Violation or Approval; Consents.

6.5.1          The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by the Parent and Acquisition Corp., as the case may be, and the consummation by the Parent and Acquisition Corp., as the case may be, of the transactions contemplated hereby and thereby (including without limitation, payment of the Pre-Closing Dividend (and issuance of the Parent Dividend Notes)), do not and will not, (1) conflict with, or result in any violation or breach of, any provision of the Parent Charter Documents (as modified by the Parent Charter Amendment), (2) except as set forth Schedule 6.5.1(2), conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent, notice or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than Permitted Liens) on any of Parent Companies’ assets under, any of the terms, conditions or provisions of any Parent Material Contract, or (3) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to any Parent Company or any of Parent Companies’ properties or assets, which permit (or permits) is (or are), individually (or collectively), material to the business, assets, condition (financial or other) or operations of the Parent Companies, taken as a whole.

6.5.2          No material consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by

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or with respect to any Parent Company in connection with the execution and delivery of this Agreement and the Parent Ancillary Agreements by the Parent or Acquisition Corp., as the case may be, or the consummation by the Parent or Acquisition Corp., as the case may be, of the transactions contemplated hereby or thereby, except for (1) the pre merger notification requirements under the HSR Act, (2) the filing of the Certificate of Merger with the Delaware Secretary of State, (3) approval of or notice to the state insurance regulatory authorities set forth on Schedule 6.5.2, and (4) the Charter Amendment.

6.6          Financial Statements. The Parent has furnished Stockholder with copies of the following financial statements of the Parent Companies: (a) the audited consolidated balance sheets for the years ended December 31, 2004 and 2003 and the related consolidated statements of income and of cash flows for the fiscal years of the Parent ended on such dates (the “Parent Audited Financial Statements”), and (b) the unaudited consolidated balance sheet of the Parent Companies as of the Reference Balance Sheet Date and the related consolidated statements of operations, cash flows and stockholders’ equity for the nine month period ending on the Reference Balance Sheet Date (the “Parent Interim Financial Statements” and, collectively with the Parent Audited Financial Statements, the “Parent Financial Statements”). The Parent Financial Statements (i) were prepared on the basis of the Parent Companies’ books and records and present fairly the financial position of the Parent Companies on a consolidated basis and the results of operations of the Parent Companies on a consolidated basis as of the respective dates thereof and for the periods covered thereby in all material respects and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of Parent Interim Financial Statements, to the absence of footnotes and normal year end adjustments (which will not be material, individually or in the aggregate).

6.7          Absence of Changes. Except as expressly contemplated by this Agreement or as set forth in Schedule 6.7, since the Reference Balance Sheet Date, the Parent Companies have operated their businesses in the Ordinary Course of Business and there has not been:

(1)          any event or series of events that has had or that would reasonably be expected to have a Parent Material Adverse Effect;

(2)          any acquisition by any Parent Company (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) of any assets that are material, individually or in the aggregate, to the Parent Companies, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(3)          any sale, lease, license, pledge or other disposition of any material asset of any Parent Company other than in the Ordinary Course of Business;

(4)          any amendment to any Parent Charter Documents (other than the Parent Charter Amendment which is contemplated to occur on or prior to the Closing Date);

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(5)   (i) except for the Pre-Closing Dividend, any declaration or payment of any dividends or other distribution in respect of any capital stock or other equity securities of any Parent Company (other than dividends and distributions by a wholly owned Subsidiary of the Parent to its parent), (ii) any split, combination or reclassification of any of the capital stock or other equity securities of Parent or issuance or authorization for the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any other equity security, or the grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of its capital stock or any other equity securities other than as shown on Schedule 6.3, or (iii) any purchase, redemption or other acquisition of any shares of its capital stock or any other equity securities or any rights, warrants or options to acquire any such shares of capital stock or other equity securities;

(6)          any amendment, modification, rescission, termination, waiver or release of any Parent Material Contract;

(7)          any Lien placed on any of the material assets or properties of any Parent Company other than Permitted Liens or purchase money or similar security interests in connection with the purchase of inventory or equipment in the Ordinary Course of Business;

(8)          any resignation, termination or removal of any officer or key employee of any Parent Company or change in the terms and conditions (including salary, bonus, severance and benefit terms) of the employment of any officers or key employee of any Parent Company or the establishment of any new employee benefit plan or program or the amendment of any existing employee benefit plan or program (including, in each case, deferred compensation and bonus plans);

(9)	any change in any accounting policies, procedures or methods;

(10)        any transaction with any Affiliate (other than a Subsidiary of Parent) other than in the Ordinary Course of Business; or

(11)        any agreement or understanding to take any of the actions specified in subsections (1)-(10) above.

6.8	Taxes.

6.8.1          Tax Returns; Taxes. Except as set forth on Schedule 6.8.1, each Parent Company has timely and properly filed with the appropriate taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes of each Parent Company required to be paid by such Parent Company as of the date hereof, whether disputed or not and whether or not shown on any Tax Return, have been fully and timely paid, and all Taxes of each Parent Company required to be paid by such Parent Company through the

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Closing Date, whether disputed or not and whether or not shown on any Tax Return, will be paid prior to the Closing Date. No claim has been made by a taxing authority in a jurisdiction where any Parent Company does not file a Tax Return that such Parent Company is or may be subject to taxation by that jurisdiction. The accruals and reserves for Taxes reflected in the Parent’s Interim Financial Statements are adequate in accordance with GAAP to cover the liability for all Taxes accrued or which should be accrued for in accordance with GAAP by each Parent Company through the Closing Date. There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable) on any of the properties or assets of any Parent Company. Each Parent Company currently computes, and has always computed, its taxable income using the accrual method of accounting.

6.8.2          Withholding. All Taxes and other assessments and levies that any Parent Company is or was required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities.

6.8.3          Disputes; Waivers; Extensions. Except as set forth on Schedule 6.8.3, no Parent Company has received any written request for information related to Tax matters, notice of assessment or proposed assessment, deficiency, claim, adjustment or proposed adjustment or any other notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations or administrative or judicial proceedings regarding any Taxes of any Parent Company. No Parent Company has current waivers or extensions in effect with respect to any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency. No Parent Company is currently the beneficiary of any extension of time with which to file any Tax Return.

6.8.4          Affiliated Groups. No Parent Company is a party to any Tax allocation or sharing agreement among members of an affiliated group filing a consolidated, combined, or entity Tax Return (other than a group the common parent of which is Parent), and except as set forth on Schedule 6.8.4 no Parent Company has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or has any liability for any Taxes of any Person under Treasury Regulation section 1.1502-6 or any similar provision of state, local, or foreign law (other than any Parent Company).

6.8.5          FIRPTA. No Parent Company has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.8.6          Classification. Each Parent Company is and always has been classified as a United States corporation within the meaning of the Code.

6.8.7          Other. No Parent Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

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(1)   change in method of accounting for a taxable period ending on or prior to the Closing Date;

(2)          “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(3)          intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(4)          installment sale or open transaction disposition made on or prior to the Closing Date; or

(5)	prepaid amount received on or prior to the Closing Date.

6.8.8          Reportable Transactions; Substantial Understatement. No Parent Company has ever (i) engaged in a transaction that qualifies as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (ii) taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or any similar provision of state, local or foreign law).

6.8.9          Certain Transactions. No Parent Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. No Parent Company has disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code or as an open transaction.

6.8.10       Section 368. The representation letter in the form attached as Schedule 9.6.7 to the Parent Disclosure Schedule is, and at the Closing, will be true, accurate and complete in all material respects. Acquisition Corp. is newly formed solely for the purpose of entering into the transactions contemplated by the Merger Agreement.

6.9	Real Estate.
	6.9.1	No Parent Company owns any real property.

6.9.2          Schedule 6.9.2 sets forth a list of all leases of real property to which any Parent Company is a party (the “Parent Leases”) and a list of any other locations where any employees of any Parent Companies are regularly located. Except as set forth on Schedule 6.9.2, the Parent has made true and complete copies of the Parent Leases available to Stockholder. Each of the Parent Leases is legal, valid, binding, enforceable against the Parent and the Parent’s Knowledge against the other parties thereto and in full force and effect. No action has been taken or omitted by any Parent Company and, to the Parent’s knowledge, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a material default under any Parent Lease or that would reasonably be expected to have a Parent Material Adverse Effect.

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6.10       Certain Regulatory Matters. No Parent Company is the subject of, nor has any Parent Company received notice from, any supervisory official of that official’s intent to take action against any Parent Company that would result in the issuance of a cease and desist order, an order of supervisory control or similar action to take control of any Parent Company’s operations or finances, an action to suspend or revoke any Parent Company’s licenses to engage in its business or any other activity material to the operation of its business. Further, no Parent Company has been notified by any Governmental Authority that it is in violation of any law applicable to its business that is likely to materially adversely impact any Parent Company’s continued operation.

6.11	Benefit Plans.

6.11.1       Parent Plans. Schedule 6.11 sets forth a list of all Employee Plans that are sponsored or maintained by the Parent Companies to which the Parent Companies contribute or are required to contribute, or with respect to which the Parent Companies have any liability for premiums or benefits and that benefit any employee or former employee of any Parent Company (a “Parent Plan”).

6.11.2       Plan Qualification; Plan Administration. Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable IRS determination or opinion letter as to its qualified status and, to the Parent’s knowledge, there is no fact or circumstance that would reasonably be expected to cause the revocation of such letter, including by reason of any corrective action that may be taken pursuant to Rev. Proc. 2003-44 to cure any qualification defect with respect to any such Parent Plan without material liability to any Parent Company; each Parent Plan is in compliance in all material respects with applicable law; and the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Parent Plan that is a Welfare Plan subject to such provisions.

6.11.3       All Contributions and Premiums Paid. All required contributions, assessments and premium payments on account of each Parent Plan have been paid if due and payable or accrued in accordance with GAAP if not yet due and payable.

6.11.4       Claims. With respect to each Parent Plan, there are no existing (or, to the Parent’s knowledge, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course.

6.11.5       No Liability. No Employee Plan maintained, sponsored or contributed to by the Parent Companies or any of their Affiliates within the preceding six years is subject to Title IV of ERISA and, to the Parent’s knowledge, no event (including any action or any failure to take any action) has occurred within the immediately preceding six years with respect to any Employee Plan currently or at any time during the past six years maintained by any Parent Company or any corporation, trust, partnership or other entity (a “Parent Related Entity”) that would be considered as a single employer with the Parent under Sections 4001(b)(1) of ERISA or Section 414(b), 414(c), 414(m) or 414(o) of the Code, that would subject any Parent Company to any material liability under Title IV of ERISA or give rise to a liability under ERISA.

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6.11.6       Multiemployer Plans. With respect to current and former employees of the Parent Companies, none of the Parent Companies nor any Parent Related Entity contributes or, within the immediately preceding six years has been required to contribute, to any Multiemployer Plan or has any liability to employees (including withdrawal liability) under any Multiemployer Plan.

6.11.7       Retiree Benefits; Certain Welfare Plans. Except as required under Section 601 et seq. of ERISA, no Parent Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. To the Parent’s knowledge, nothing has occurred with respect to any Parent Plan described in Section 4980B of the Code that could subject any Parent Company or any Parent Related Entity to a material Tax under Section 4980B of the Code. No Parent Plan is a “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9) or a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40).

6.12	Intellectual Property.

6.12.1         Schedule 6.12 contains a complete and accurate list of all Patents, Marks and registered Copyrights currently owned by any Parent Company. Except as set forth on Schedule 6.12 (with specific reference to the subsections below for which such disclosure relates):

(1)          the Parent Companies exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Parent IP Rights, free and clear of all Liens;

(2)          all Patents, Marks and Copyrights currently owned by any Parent Company that have been issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have not been abandoned, lapsed or cancelled and are enforceable and to, the Parent’s knowledge, valid, and the Parent Companies are current in all related maintenance fees;

(3)          there are no pending, or, to the Parent’s knowledge, threatened claims against any Parent Company or any of their employees alleging that any of the Parent IP Rights or the operation of the business of any Parent Company, infringes or conflicts with Third Party Rights;

(4)          none of the Parent IP Rights other than Patents infringes or conflicts with any Third Party Right and, to the Parent’s knowledge, none of the Patents included in the Parent IP Rights infringes or conflicts with any Third Party Right;

(5)          no Parent Company has received any written communications alleging that any Parent Company has violated or, by conducting its business, would violate any Third Party Rights or that any of the Parent IP Rights are invalid or unenforceable;

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(6)   no current or former employee or consultant of any Parent Company owns any rights in or to any of the Parent IP Rights;

(7)          to the Parent’s knowledge, there is no violation or infringement by a third party of any of the Parent IP Rights; and

(8)          Each Parent Company has taken reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets used or held for use in the business of such Parent Company.

6.12.2       The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any material instrument or agreement governing any of the Parent IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any the Parent IP Rights or impair the right of any Parent Company to use, sell or license any the Parent IP Rights or portion thereof.

6.13       Environmental Matters. Each Parent Company and its operations and assets are in material compliance with all applicable Environmental Laws, and each Parent Company holds and is in material compliance with all permits, certificates, licenses, approvals, registrations, and authorizations required under all applicable Environmental Laws in connection with the Parent Companies’ business. No Parent Company is the subject of any outstanding written order with any Governmental Entity relating to or respecting (i) any Environmental Laws, or (ii) any Release or threatened Release of a Hazardous Substance. No claim has been made, is pending or to the Knowledge of Parent, threatened against any of the Parent Companies with respect to its business or any Parent Company alleging that any such entity is in violation of any applicable Environmental Law or any environmental permit or has any liability under any applicable Environmental Law. No facts, circumstances or conditions exist with respect to the business of any Parent Company or with respect to any property currently or, to Parent’s Knowledge, formerly owned, operated or leased by any Parent Company or, to Parent’s Knowledge, any property of which any Parent Company arranged for the disposal or treatment of Hazardous Substances that could reasonably be expected to result in any Parent Company incurring any material costs or liabilities. There are no (i) pending investigations for which any Parent Company has received written notification or (ii) investigations threatened in writing regarding the business of any Parent Company or currently or, to Parent’s Knowledge, previously owned, operated or leased property of any Parent Company which could reasonably be expected to lead to the imposition on any Parent Company or on its assets of any material costs or liabilities or Liens under any applicable Environmental Law.

6.14	Material Contracts.

6.14.1       Schedule 6.14 sets forth a complete and accurate list of the following Contracts to which any Parent Company is a party that is currently in effect:

(1)          any Contract or commitment in connection with which or pursuant to which the Parent Companies will receive (or are expected to receive), in the aggregate, more than $1,000,000 in the fiscal year ending December 31, 2005;

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(2)   any Contract or commitment (other than off-the-shelf, commercially available software) pursuant to which the Parent Companies are expected to spend or incur liabilities, in the aggregate, more than $200,000 per year in the fiscal year ended December 31, 2005;

(3)          any non-competition or other Contract that prohibits or otherwise restricts, in any material respect, any Parent Company from freely engaging in business anywhere in the world;

(4)          any employment or consulting Contract with any executive officer or other employee of any Parent Company other than those that are terminable at will by such Parent Company on no more than 30 days’ notice without liability or financial obligation to such Parent Company;

(5)          any Contract establishing a partnership or joint venture or that involves a sharing of revenues, profits or losses by any Parent Company with any other Person;

(6)	any agreement relating to Indebtedness of any Parent Company;

(7)          any collective bargaining Contract or other Contract with any labor union or other employee representative of a group of employees;

(8)          any Contract with any Governmental Entity pursuant to which any Parent Company will receive more than $100,000 annually; and

(9)          any other Contract that is material to the Parent Companies, taken as a whole.

(collectively, the “Parent Material Contracts”). The Parent has made available to the Company copies of each Parent Material Contract specified in Sections (2) through (9) above.

6.14.2       Each Parent Material Contract is valid and in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Parent Company that is a party thereto, and to knowledge of Parent of the other parties thereto. To the Parent’s knowledge, there has been no written notice or threat to terminate any Parent Material Contract, except for discussion concerning terms of renewal or non-renewal at the normal expiration date of contracts. No Parent Company that is a party thereto, nor, to the Parent’s knowledge, any other party thereto is in material default in complying with any provisions of any such Parent Material Contract, and no condition, event or fact exists that, with notice, lapse of time or both, would constitute a material default thereunder by the Parent Company party thereto, nor, to the Parent’s knowledge, any other party thereto.

6.15       Transactions with Affiliates. Except as set forth on Schedule 6.15, there are no Contracts, leases or commitments between the Parent Companies, on the one hand, and any of the Parent’s Affiliates, or any stockholder of Parent or (current or former) officer, director,

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employee of any Parent Company on the other hand, and there is no Indebtedness owing by any such aforementioned Person to or from any Parent Company.

6.16       No Illegal Payments. None of the Parent Companies nor their respective directors, officers, or, to the Parent’s knowledge, employees or agents, has directly or indirectly (a) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee, or (b) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, in each case that might subject the Parent Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

6.17       Litigation. Except as set forth on Schedule 6.17, there is no action, suit, claim, audit, inquiry, proceeding or, to the Parent’s knowledge, investigation, at law or in equity, arbitration, or administrative or other proceeding pending or, to the Parent’s knowledge, threatened against any Parent Company, in any such case seeking damages in excess of $100,000 in any such matter. There are no judgments, orders or decrees outstanding against any Parent Company.

6.18       Insurance. No Parent Company has received written notice of a payment or material default with respect to its obligations under, or notice of cancellation or nonrenewal of, any of its insurance policies. Except as set forth on Schedule 6.18, to the Parent’s Knowledge, (i) no Parent Company has claims pending against any of the insurance carriers under any of such policies in excess of $500,000, (ii) there has been no actual or alleged occurrence of any kind that may give rise to any such claim, and (iii) no Parent Company has made any such claims under any policy at any time since January 1, 2003, in each case in excess of $500,000.

Parent’s insurance policies insure the Parent Companies against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Such policies, on a whole, are valid and binding and are in full force and effect as of the date hereof.

6.19       Suppliers. Except as set forth on Schedule 6.19, within the last twelve months, no supplier that the Parent Companies have paid or are under contract to pay $500,000 or more during such period (each, a “Parent Supplier”) canceled, materially modified in a manner adverse to the Parent Companies, or otherwise terminated its relationship with any Parent Company, or materially decreased its services, supplies or materials to any Parent Company. To the Parent’s knowledge, except for discussions concerning terms of renewal or non-renewal at the normal expiration date of contracts, no Parent Supplier has notified any Parent Company of any plan or intention to take any actions described in the foregoing sentence.

6.20       Customers. Except as set forth on Schedule 6.20, no customer of the Parent Companies that accounted for more than One Million Dollars ($1,000,000) of the consolidated revenues of the Parent Companies for the fiscal year ended December 31, 2004 or Seven Hundred and Fifty Thousand Dollars ($750,000) for the period ended on the Reference Balance Sheet Date (the “Parent Customers”) has canceled or otherwise terminated its relationship with the Parent Companies or has materially decreased its usage or purchase of the services or

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products of the Parent Companies. No Parent Customer has, to the Parent’s knowledge, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Parent Companies or to decrease materially or materially limit its usage, purchase or distribution of the services or products of the Parent Companies. No Parent Company has taken any action, or failed to take any action, which would give rise to a right to terminate for cause on the part of any Parent Customers pursuant to any contract with a Parent Customer.

6.21       Assets. Except as set forth on Schedule 6.21, The Parent Companies have good and valid title to or a valid and enforceable leasehold interest in, all of their assets and properties (whether tangible or intangible) that are material or necessary to the operation of the business of the Parent Companies, taken as a whole, free and clear of all Liens other than Permitted Liens.

6.22       Labor Matters. There are no pending or, to the Parent’s knowledge, threatened union organizational efforts, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving any Parent Company. Except as set forth on Schedule 6.22, each Parent Company is in compliance with all applicable labor and employment-related laws and regulations in all material respects.

6.23       Brokers. Except as set forth on Schedule 6.23, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled, as a result of any action, agreement or commitment of Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

7.	Conditions Precedent to the Obligations of Parent and Acquisition Corp.

The obligations of Parent and Acquisition Corp. to effect the Merger and to consummate the other transactions contemplated hereby are subject to the satisfaction or waiver (in writing by Parent) on or prior to the Closing Date of each of the following conditions:

7.1          Injunctions. No final, non-appealable judgment will have been entered by any Governmental Entity pertaining to the transactions contemplated by this Agreement, the result of which would prevent or make illegal the consummation of such transactions. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

7.2          Governmental Approvals. All Governmental Entities the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement will have consented to, authorized, permitted or approved such transactions, and any waiting periods (and any extensions thereof) under the HSR Act or similar foreign laws applicable to the transactions contemplated hereby will have expired or been terminated.

7.3          FIRPTA Certificate. The Company will have delivered to Parent a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3).

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7.4          Covenants. The covenants and obligations that Company and Stockholder are required to perform or to comply with pursuant to (i) the second sentence of Section 9.2, and (ii) Section 9.14, at or prior to Closing will have been duly performed and complied with in all material respects.

7.5          Representations and Warranties. The representations and warranties set forth in Sections 4.1, 4.2 (first sentence only), 4.3 and 4.10 will be true and correct in all material respects as of the Closing as though made anew (unless the representation and warranty specifically relates to an earlier date).

7.6          Ancillary Documents. Each of the Ancillary Documents required to be executed and delivered by the Company and/or Stockholder will have been executed and delivered.

7.7          Legal Opinion. Parent shall have received an opinion from Bryan Cave LLP, counsel to Stockholder and the Company, in form and substance as set forth in Section 7.7 of the Stockholder Disclosure Schedule, address to Parent and dated as of the Closing Date.

7.8          Closing Certificates. Stockholder shall have delivered to Parent a certificate confirming satisfaction of the conditions set forth in Sections 7.4 and 7.5 as of the Closing Date.

7.9          No Bankruptcy. No Target Company shall have (i) applied for, suffered, or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or called a meeting of its creditors, (ii) admitted in writing its inability, or been generally unable, to pay its debts as they become due or ceased operations of its present business, (iii) made a general assignment for the benefit of creditors, (iv) commenced a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) been adjudicated a bankrupt or insolvent, (vi) filed a petition seeking to take advantage of any other law providing for the relief of debtors, or (vii) acquiesced to, or failed to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws.

7.10       Stockholder Liquidated Damages. Stockholder shall not have made a claim prior to the Effective Time that Parent owes Stockholder the Stockholder Liquidated Damages pursuant to Section 9.6.7; provided, however, that no failure by Stockholder to make such a claim shall constitute a waiver of any right of Stockholder pursuant to this Agreement.

8.	Conditions Precedent to Obligations of the Company and Stockholder.

The obligations of the Company and Stockholder to effect the Merger and to consummate the other transactions contemplated hereby are subject to the satisfaction or waiver (in writing by the Company) on or prior to the Closing Date of each of the following conditions:

8.1          Injunctions. No final, non-appealable judgment will have been entered by any Governmental Entity pertaining to the transactions contemplated by this Agreement, the result of which would prevent or make illegal the consummation of any such transactions. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is

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in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

8.2          Governmental Approvals. All Governmental Entities the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement will have consented to, authorized, permitted or approved such transactions, and any waiting periods (and any extensions thereof) under the HSR Act or similar foreign laws applicable to the transactions contemplated hereby will have expired or been terminated.

8.3          Covenants. The covenants and obligations that Parent and Acquisition Corp. are required to perform or to comply with pursuant to (i) the second sentence of Section 9.2 and (ii) 9.67 at or prior to Closing will have been duly performed and complied with in all material respects.

8.4          Representations and Warranties. The representations and warranties made by Parent set forth in Sections 6.1, 6.2 (first sentence only), 6.3, 6.10 and 9.6.7 will be true and correct in all material respects as of the Closing as though made anew (unless the representation and warranty specifically relates to an earlier date).

8.5          Ancillary Documents. Each of the Ancillary Documents required to be executed and delivered by the Parent and Acquisition Corp. will have been executed and delivered.

8.6          Tax Opinion. Stockholder shall have received opinions from its tax advisors in the forms attached to the Stockholder Disclosure Schedule pursuant to the transmittal letters from such tax advisors to Stockholder as of the date hereof, dated as of the Effective Time, to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law as of the Effective Time, for federal income tax purposes, the Merger should qualify as a reorganization within the meaning of Section 368 of the Code; provided, however, if Stockholder is not able to obtain such tax opinions as a result of an action taken by Stockholder or any Target Company, or if Parent, prior to the Effective Time owes Stockholder the Stockholder Liquidated Damages pursuant to Section 9.6.7 and agrees to pay the same to Stockholder, Stockholder may not rely on the failure of this condition as justification for not closing the transaction.

8.7          Legal Opinion. Stockholder shall have received an opinion from Goodwin Proctor LLP, counsel to Parent and Acquisition Corp., in form and substance as set forth in Section 8.7 of the Parent Disclosure Schedule, addressed to Stockholder and dated as of the Closing Date.

8.8          Closing Certificates. Parent shall have delivered to Stockholder a certificate confirming satisfaction of the conditions set forth in Sections 8.3 and 8.4 as of the Closing Date.

8.9          No Bankruptcy. No Parent Company shall have (i) applied for, suffered, or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or called a meeting of its creditors, (ii) admitted in writing its inability, or been generally unable, to pay its debts as they become due or ceased operations of its present business, (iii) made a general assignment for the benefit of

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creditors, (iv) commenced a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) been adjudicated a bankrupt or insolvent, (vi) filed a petition seeking to take advantage of any other law providing for the relief of debtors, or (vii) acquiesced to, or failed to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws.

9.	Covenants of the Parties.

9.1          Access to Premises and Information. Upon reasonable notice and subject to supervision by the requested party or its agents, on and prior to the Closing Date, each party will, and will cause its Subsidiaries to, permit the other Party and their authorized representatives to have reasonable access during normal operating hours to the records and books of account of such Party in possession of such Party (and to make copies thereof) and the premises and personnel of such party during normal business hours that relate in any manner to the conduct or operations of the Parent Companies or Target Companies, as the case may be, on or prior to the Closing Date for the sole purpose of confirming the accuracy of the representations and warranties made herein.

9.2          Conduct of Business Prior to Closing. Prior to the Closing, except for declaring the Pre-Closing Dividend, the Parent Charter Amendment or as otherwise contemplated by this Agreement, each of Parent, Acquisition Corp. and Company will, and will cause its Subsidiaries to, (i) conduct their business only in the Ordinary Course of Business (including not settling any material legal proceedings without the other party’s written consent if (a) such settlement requires anything other than a cash payment on the part of the settling party and (b) such settlement would have, on a post-closing determination, a Parent Material Adverse Effect) and (ii) use reasonable best efforts to maintain and preserve their respective business organizations and assets and maintain and preserve their respective relationships with their respective employees, customers, distributors and suppliers. Neither Company nor Parent shall cause any dividend or distribution of cash or other property (other than dividends and distributions of cash by Company consistent with its past cash management practices), stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Stock or Parent Common Stock, as the case may be), stock issuance, issuance of any stock option or other security convertible into equity securities, amendment to any outstanding stock option or restricted stock award, reorganization, recapitalization or other transaction with respect to Company Stock or Parent Common Stock, as the case may be, to occur after the date hereof and prior to the Effective Time, except (i) for the issuance of shares of stock upon exercise of outstanding options; (ii) for the issuance by Parent Company of options with respect to Parent Common Stock to new employees, employees upon promotion and for employee anniversaries, provided, however, the total number of options to be granted pursuant to this exception shall not exceed 750,000 shares in the aggregate (and not more than 100,000 shares in any month and not more than 100,000 shares to any individual), all at an exercise price of not less than fair market value and all with a vesting schedule consistent with the historical practices of Parent; (iii) Parent may accelerate the vesting with respect to or cash out or purchase the stock options listed on Schedule 9.2 for Parent Common Stock (or shares of Parent Common Stock subject thereto) (the “Performance Options”); and (iv) as otherwise contemplated herein, including the declaration of the Pre-Closing Dividend and any issuance of Parent Dividend Notes. Each Party will refrain,

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and will cause its Subsidiaries to refrain, from taking any action which would cause any of such Party’s representations or warranties made herein to be untrue.

9.3          Exclusivity. Until the earlier of the termination of this Agreement or the consummation of the Closing, the Stockholder and the Company will not, and will cause its respective Subsidiaries and its and their respective directors, officers, employees, bankers, brokers and other advisors not to, (a) solicit, encourage, facilitate or initiate any inquiries or the making, submission or announcement of any proposal or offer from any Person relating to, or enter into or consummate any transaction or Contract, relating to, the acquisition of any Target Company or any capital stock or other securities, or any substantial portion of the assets, or any financing, of any Target Company (other than sales of inventory in the Ordinary Course of Business), including any acquisition structured as a merger, consolidation or share exchange or any similar transaction; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing.

9.4	Confidentiality; Employees; Customers.
	9.4.1	Confidentiality Agreement.

(1)          “Confidential Information” means nonpublic information that the Disclosing Party conveys to the Receiving Party in connection with the transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”), whether oral, written or otherwise, including information furnished directly by or to the affiliates, subsidiaries, directors, officers, partners, employees, agents, advisors or representatives (collectively, “Representatives”), of the Disclosing Party or Receiving Party for the purpose of considering or advising in relation to the Transactions and all reports, analyses, compilations, studies and other materials prepared by either party or its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. Confidential Information includes, without limitation, (i) this Agreement and each Ancillary Document; (ii) lists of customers, prospective customers and business partners of any party, as well as customer requirements and preferences; (iii) agreements with vendors; (iv) contracts, forecasts, price lists and proposals for customers and vendors; (v) marketing and sales data and plans; (vi) financial plans, statements and records; (vii) other business information, data and plans including tax, legal and employment records; (viii) nonpublic information about a Disclosing Party’s products and services; (ix) security procedures and security technology; (x) computer software, formulas, methods, know-how, processes, designs, developmental work, trade secrets and other intellectual property; (xi) performance tests or product evaluations and reported problems with any software, products or services; (xii) all nonpublic information, including personal information, of customers and potential customer, employees and service providers of any party; and (xiii) any other information identified by the Disclosing Party as confidential. Disclosure of the Disclosing Party’s Confidential Information to the Receiving Party may be made in written or other

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tangible or electronic form, or occur by demonstration of any party’s proprietary products.

(2)   Confidential Information shall not include any information that: (i) is or subsequently becomes publicly available without Receiving Party’s breach of any obligation owed to Disclosing Party under this Agreement; (ii) became known to Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party; (iii) was known to the Receiving Party prior to its disclosure to the Receiving Party by the Disclosing Party; or (iv) is independently developed by Receiving Party without use of Confidential Information provided by Disclosing Party.

(3)          “Confidential Materials” shall mean all tangible materials containing Confidential Information, including without limitation, written or printed documents and computer disks or tapes, whether machine or user readable.

(4)          Parent, Stockholder and the Company are each, for purposes of this Section 9.4.1, a “Receiving Party” and a “Disclosing Party.”

(5)          Receiving Party shall not disclose any Confidential Information to third Parties except to Receiving Party’s employees, consultants, agents, advisors or other independent representatives as provided below. However, Receiving Party may disclose Confidential Information in accordance with judicial or other governmental order; provided, Receiving Party shall give Disclosing Party reasonable notice prior to such disclosure and shall comply with any protective order or equivalent judicial action obtained by Disclosing Party that prohibits such disclosure. Receiving Party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep the Confidential Information protected from disclosure to third parties.

(6)          Receiving Party may disclose Confidential Information only to those employees of Receiving Party who have a need to know, and only to such employees who are obligated to maintain the confidentiality of such information and comply with the terms of this Agreement or are bound by secrecy obligations substantially similar to the obligations contained in this Agreement. In the event Receiving Party requires any disclosure of the Confidential Information to any consultant, agent, advisor or other independent representative of Receiving Party, then Receiving Party shall inform each such consultant, agent or other independent representative of the confidential nature of the Confidential Information and shall direct such person to treat the Confidential Information confidentially and not to use it for any purpose other than evaluating the Transaction. Receiving Party shall be responsible for ensuring compliance by all of its employees, consultants, agents, advisors and representatives with the terms of this Section 9.4.1.

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(7)   The terms of confidentiality under this Agreement shall not be construed to limit either Party’s right to develop independently or acquire products without use of the other Party’s Confidential Information. In addition, the Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Accordingly, nothing in this Agreement will prohibit the Receiving Party from developing or having developed for itself or for any other third parties products, concepts, systems or techniques that are similar to or compete with the products, concepts, processes, systems or techniques contemplated by or embodied in the Confidential Information, provided that the Receiving Party does not violate any of its obligations under this Section 9.4.1 in connection with such development.

(8)          Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information and/or Confidential Materials, or any other breach of this Agreement by Receiving Party, and will cooperate with Disclosing Party in every respect to help Disclosing Party regain possession of the Confidential Information and/or Confidential Materials and prevent any further unauthorized use thereof.

(9)          In the event that the parties do not close the transactions contemplated hereby, each party agrees (1) within five Business Days to return or destroy all confidential information that was provided by any other party in contemplation of the transactions hereunder, and provide written certification of such destruction to the other party; (2) to refrain from using such Confidential Information; and (3) to keep such Confidential Information strictly confidential. All Confidential Information and Confidential Materials that are provided by the Disclosing Party to the Receiving Party are and shall remain the property of Disclosing Party. No license or conveyance under any trademark, patent, copyright, mask work protection right or other intellectual property right is either granted or implied under this Agreement.

(10)        Receiving Party acknowledges and agrees that in the event of any breach or threatened breach of this Agreement, monetary damages and legal remedies may not be a sufficient remedy, and that Disclosing Party shall be entitled, without waiving any other rights or remedies, to the issuance of a temporary restraining order and an injunction for the purpose of preventing any further breach or threatened breach of this Agreement, as well as any other equitable relief as may be deemed appropriate by a court of competent jurisdiction. Receiving Party agrees to waive any requirement for the posting of any bond in connection with such equitable relief.

(11)        From and after the date hereof, the Stockholder shall keep confidential, and not use in a manner competitive with or otherwise harmful to the business of any Parent Company or Target Company, any Confidential Information of any Target Company unless such information is required to be disclosed by a Government Entity pursuant to applicable law (but only after

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reasonable prior notice to Parent unless such notice is prohibited by applicable law). Additionally, the Parent and Stockholder hereby agree to extend the term of this Section 9.4.1 for five (5) years after the Effective Time, except if this Agreement is terminated and the transactions set forth herein do not close, the provisions of this Section 9.4.1 shall be extended for five (5) years after the termination of this Agreement; provided, however, that with respect to any Confidential Information that constitutes a trade secret of any Target Company or Parent Company, the term of this Section 9.4.1 shall survive indefinitely.

9.4.2          Announcements. Any announcements by any Party hereto of the transactions contemplated hereby must be approved in advance (as to form, content, timing and manner of distribution) by each of Parent and the Stockholder (with such approval to not be unreasonably withheld); provided, however, that Stockholder may, with reasonable prior written notice to Parent, (i) issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is required by applicable law or by the rules and regulations of the New York Stock Exchange and (ii) make public statements that are consistent with the parties’ prior announcements or public disclosures regarding the transactions contemplated hereby.

9.4.3          Return of Confidential Information. In the event that the parties do not close the transactions contemplated hereby, each party agrees, (1) within five Business Days to return or destroy all confidential information that was provided by any other party in contemplation of the transactions hereunder, and provide written certification of such destruction to the other party; (2) to refrain from using such confidential information; and (3) to keep such confidential information strictly confidential.

9.4.4          Employees. Effective as of the date hereof, (i) Parent will not, and Parent will cause its Subsidiaries to not, solicit for employment or hire any employees of the Stockholder or the Target Companies (except in connection with the Closing); and (ii) Stockholder will not, and Stockholder will cause its Subsidiaries to not, solicit for employment or hire any employees of Parent Companies. This Section shall terminate immediately at the Effective Time. In the event that this Agreement is terminated and the transactions set forth herein do not close, this Section shall remain in effect until two (2) years after the termination of this Agreement.

9.4.5          Non-Disclosure to Customers. Each party acknowledges and agrees that if the transaction set forth herein is not completed for any reason, statements made to customers or prospective customers concerning this Agreement and the transactions set forth herein could be damaging to the other parties to this Agreement. As a result, in addition to any obligations of the parties under this Agreement, in the event the transactions set forth herein are not completed, the parties agree that they will provide a joint press release in a mutually agreed form announcing that the transaction has been abandoned. For a period of two (2) years following the termination of this Agreement, each party agrees that it will not, and that it will cause each of its employees, officers, directors and representatives, to not discuss, directly or indirectly, the transactions referred to in this Agreement or the terms of this Agreement with any customer or prospective customer. Each party agrees that if such party breaches the terms of this

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Section 9.4.5, such party shall pay to the other the sum of $100,000 per breach, upon demand, as advancement of legal fees and expenses and not as a measure of damages therefrom. Such advanced legal fees and expenses shall be in addition to any other rights and remedies that may be available for a breach of this Section 9.4.5.

9.4.6          Equitable Remedies. Each of the parties agrees that the restrictions set forth in Sections 9.4.1 through 9.4.5 are necessary for the protection of the business and goodwill of the parties hereto. Accordingly, each of the parties agrees that in the event of a breach of any such covenant by such party, the other party will have available, in addition to any right or remedy available at law or in equity, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and specific performance of any such provision of this Agreement. All parties agree that no bond or other security shall be required in obtaining such equitable relief and each party consents to the issuance of such injunction and to the ordering of such specific performance in the event of a breach by such party.

9.5          Preparation for Closing. Each of the parties hereto agrees to use reasonable best efforts to bring about the fulfillment of the conditions precedent contained in this Agreement, including all necessary consents, waivers, approvals and authorizations, subject to the following:

9.5.1          General. Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) execute and deliver any Ancillary Agreements.

9.5.2          HSR. In furtherance and not in limitation of the foregoing, each of Parent and Company will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event on or before the earlier to occur of ten (10) Business Days after the date hereof and October 31, 2005, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (provided that early termination will not be requested unless agreed to in writing by both Parent and the Company).

9.5.3          Coordination. Each of Parent and Company will (i) promptly notify the other party of any written or oral communication to that party or its Affiliates from any

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Governmental Entity and, subject to applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder), permit the other party to review in advance any proposed written communication to any Governmental Entity, in each case concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign laws; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting; provided, that if the Governmental Entity or applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) does not permit such participation by the other party, or if both parties agree that such joint participation would not be advisable, the party meeting with such Governmental Entity will allow outside counsel for the other party to attend and participate, to the extent permitted by the Governmental Entity or applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder); and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) drafted by or in conjunction with outside legal counsel between it and its Affiliates and its respective representatives on the one hand, and any Governmental Entity or members of such Governmental Entity’s staff on the other hand, concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign law, except to the extent prohibited by applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) or the instructions of such Governmental Entity.

9.5.4   Limitations. Notwithstanding anything to the contrary herein, nothing in this Agreement will require any Party to (i) agree to or to effect any divesture, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets, (ii) enter into, amend, or agree to enter into or amend, any Contracts, (iii) otherwise waive, abandon or alter any material rights or obligations of any Target Company or any Parent Company or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Entity; provided, however, if it shall appear reasonably necessary in order to obtain approvals under the HSR Act with respect to this transaction for any party to abandon any acquisition, then such party shall promptly abandon such acquisition and terminate its rights pursuant thereto. Parent and the Company each agree that, other than with respect to the transaction contemplated herein, (a) it will not make any filings under the HSR Act and (b) it will not announce or enter into any agreement with respect to or otherwise close on any merger or acquisition transaction until such time as the transaction contemplated hereby has been closed or this Agreement has been terminated in accordance with its terms, whichever is earlier.

9.5.5          Consents. Prior to the Closing Date, the Company will use reasonable best efforts, and will cause each of its Subsidiaries to use reasonable best efforts, to

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secure the consents, waivers, approvals and authorizations set forth in Schedule 4.5. Parent and Acquisition Corp. will reasonably cooperate with each Target Company in connection with its efforts to obtain such consents, waivers, approvals and authorizations.

9.6	Tax Matters.

9.6.1          Tax Returns. Stockholder will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies that are required to be filed on or prior to the Closing Date. For all taxable periods of the Target Companies ending on or prior to the Closing Date, Stockholder will include in its federal consolidated federal income Tax Return the federal income Taxes of all Target Companies that constitute includible corporations within the meaning of section 1504(b) of the Code. For all taxable periods of the Target Companies ending on or prior to the Closing Date, Stockholder will include in its state consolidated, combined or unitary income Tax Return the state income Taxes of all Target Companies that have previously been included in such consolidated, combined or unitary income Tax Return. Parent will file consolidated federal income Tax Returns for the Target Companies for all taxable periods beginning as of the beginning of the day following the Closing Date, pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii). Parent will prepare or cause to be prepared and file or cause to be filed when due (including any  extensions)  all other Tax Returns not described above of the Target Companies  that are required to be filed after the Closing Date and shall be responsible for all Taxes with respect to such Tax Returns.

9.6.2          Tax Indemnification. The Parent, Surviving Corporation and their respective Affiliates, directors, officers, employees and advisors (the “Tax Indemnified Parties”) will be indemnified and held harmless by the Stockholder from and against any and all loss, damage, claim, liability, judgment, fee, penalty, fine, cost or settlement payment (including reasonable attorneys’ fees) (“Losses”) attributable to (i) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Target Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (ii) any and all Taxes of any person (other than any Target Company) imposed on any Target Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date and are properly allocable to a Taxable period ending on or before the Closing.

9.6.3          Deductions. Parent shall pay in cash to Stockholder 40% of any tax deduction by any Target Company after the Closing Date associated with the exercise of any stock options to purchase shares of Stockholder or the vesting of any restricted stock of Stockholder by employees of any Parent Company or Target Company prior to or following the Closing. Any amount paid by Parent or Target with respect to the Stockholder shares giving rise to such deduction, and received by Stockholder pursuant to this section, shall be treated as a partial payment for stock by Parent or Target and as a reduction in the capital contribution by Stockholder, with respect to the Stockholder shares giving rise to such deduction, consistent with the provisions of Treasury Regulation Section 1.1032-3.

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9.6.4          Transfer Taxes. The Stockholder will be liable for any sales, use, transfer, stock transfer or withholding or like Taxes related to the transactions contemplated by this Agreement.

9.6.5          Information Return. The parties agree to cooperate to the extent necessary in connection with the filing of any information return or similar document relating to Parent’s acquisition of the Company.

9.6.6          Cooperation on Tax Matters. Each party hereto will cooperate fully, as and to the extent reasonably requested by any other party hereto in connection with any Tax matters relating to the Target Companies (including by the provision of reasonably relevant records or information). The person or party requesting such cooperation will pay the reasonable out-of-pocket expenses of such other person or party.

9.6.7          Tax Treatment. Pursuant to the terms of this Agreement and the Ancillary Documents, Stockholder and the Target Companies shall cause the Merger to qualify, and will not take any action either prior to or after Closing which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code. Immediately prior to the Effective Time, Stockholder and Company shall provide the tax advisors rendering an opinion under Section 8.6 with a representation letter in the form attached as Schedule 9.6.7 to the Stockholder Disclosure Schedule and Parent and Acquisition Corp. shall provide the tax advisors rendering an opinion under Section 8.6 with a representation letter in the form attached as Schedule 9.6.7 of the Parent Disclosure Schedule. Stockholder shall use its reasonable best efforts to cause the tax advisors to render their opinions in accordance with the transmittal letters referenced in Section 8.6.

(1)          Provided that no party shall have breached the other provisions of this Section 9.6.7, except as otherwise required by the Internal Revenue Service (the “IRS”) pursuant to a determination (as defined in Section 1313 of the Code) or otherwise, or by applicable law, neither Parent nor Stockholder shall take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code, in the case of any merger of the Acquisition Corp. with and into Company with Company being the surviving corporation.

(2)          Parent represents and covenants, solely for tax purposes, now, and as of the Closing Date, the following: (i) prior to the Merger, it will be in “control” of Acquisition Corp. within the meaning of Section 368(c) of the Code; (ii) it has no present plan or intention to and will not for a period of 24 months following the Closing liquidate Company or merge Company with or into another corporation, or sell, distribute or otherwise dispose of the Company Stock, except for transfers of stock described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k)(2), or cause the Company to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) or Treasury Regulation

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Section 1.368-2(k)(2); and (iii) that it presently intends to and will for a period of at least 24 months following the Closing continue the Company’s historic business or use a significant portion of Company’s business assets in business in a manner that satisfies the continuity of business enterprise requirement set forth in Treasury Regulation Section 1.368-1(d).

(3)   Parent and Stockholder each covenants that it will not take any action following the Closing that would result in the Company failing to hold “substantially all” of its assets within the meaning of Section 368(a)(2)(E) of the Code.

Parent understands and agrees that the amount of actual damages that would be sustained as a result of a violation by Parent or Acquisition Corp. of this Section 9.6.7 prior to Closing in a manner that causes the transaction to fail to qualify as a tax-free reorganization under the Code, is incapable or difficult of precise estimation. Therefore, Parent agrees that if Parent or Acquisition Corp. breaches the terms of this Section 9.6.7 for any reason prior to Closing in a manner that is the sole cause of the transaction failing to qualify as a tax-free reorganization under the Code and Stockholder elects not to close the transaction pursuant to Section 8.6, Parent shall pay to Stockholder, as liquidated damages and not as a penalty, and as Stockholder’s sole remedy for such breach, the sum of $60,000,000 (the “Stockholder Liquidated Damages”), and Parent acknowledges that such liquidated amount bears a reasonable proportion to the probable loss sustained by such breach. Such liquidated damages shall be the sole and exclusive remedy for any claims in such circumstances; provided, however, that no failure by Stockholder to elect not to close shall constitute a waiver of any right of Stockholder pursuant to this Agreement. Notwithstanding the foregoing, the Stockholder Liquidated Damages shall only be paid in the event that there has been a final judgment, decree or order, or Parent and Stockholder agree in writing, to the effect that the Merger would not qualify as a tax-free reorganization under the Code.

9.6.8          Reimbursement for Temporary Differences. To the extent Stockholder is required to pay the IRS or any state income tax authority an addition to tax for a period prior to Closing attributable to any Temporary Difference, Parent or Target Company will pay to Stockholder the federal and state income tax benefit realized (using an assumed combined federal and net state income tax rate of 40%) by any Target Company in any post Closing federal or state income tax return relating to any such Temporary Difference. Likewise, to the extent Stockholder receives a refund from the IRS or any state income tax authority attributable to a period prior to Closing attributable to any Temporary Difference, Stockholder will pay to Target Company or Parent the federal and state income tax benefit foregone (using an assumed combined federal and net state income tax rate of 40%) by any Target Company in any post Closing federal or state income tax return relating to any such Temporary Difference. This Section 9.6.8 shall only apply to the extent the aggregate amount of the tax benefit relating to such Temporary Difference exceeds $500,000. Any payments required to be made to Stockholder pursuant to this Section 9.6.8 shall be paid through the issuance to Stockholder of shares of Parent Common Stock, the fair market value of which at the time of issuance shall be equal to the amount owed to Stockholder. Any payments

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required to be made to Target Company or Parent by Stockholder shall be paid through the cancellation of shares of Parent Common Stock delivered to Stockholder pursuant to the terms of this Agreement based on the fair market value of Parent Common Stock at the time of cancellation. The parties agree that the fair market value of the Parent Common Stock for purposes of this Section 9.6.8 shall be determined at the time any payment is due under this Section 9.6.8. This Section 9.6.8 shall expire upon an initial public offering of Parent Common Stock by Parent.

9.7          Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

9.8          Reporting Obligations. Parent shall, following the Closing, provide the following to Stockholder:

(1)          all unaudited balance sheets, statements of income and expense, cash flows, and changes in stockholders’ equity, and information necessary for Stockholder to properly and accurately account for Stockholder’s equity interest in the earnings of Parent in accordance with GAAP by the 7th Business Day after each month-end in the case of the income statement and by the 10th Business Day in the case of all other information;

(2)          direct the Parent’s auditor to provide to the Parent’s Audit Committee required communications under Statement of Auditing Standards No. 61 regarding the audit of the consolidated financial statements of Parent within 45 days after the end of each fiscal year (to commence with the fiscal year ended December 31, 2006);

(3)          audited GAAP financial statements as soon as practicable after the end of each fiscal year, but in any event within ninety (90) days after the end of the fiscal year;

(4)          unaudited quarterly GAAP financial statements with appropriate narrative commentary describing significant variances as compared to the prior year comparative period within 10 Business Days of each calendar quarter-end, which unaudited GAAP financial information shall be accompanied by an instrument executed by the Chief Financial Officer or President of Parent that certifies that such financials were prepared in accordance with GAAP consistently applied with prior practice and fairly present the financial condition of the Parent, subject to the lack of notes and year-end adjustments;

(5)          as soon as practicable, but in any event within 45 days after the commencement of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months, and as soon as prepared, any other budgets or revised budgets prepared by Parent;

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(6)          access to (including access by Stockholder’s independent auditors) and cooperation in review of the books and records of Parent, including direction to Parent’s auditors to provide access to audit work papers;

(7)          access to the books and records of Parent to perform periodic impairment studies; and

(8)          all other information reasonably related to Stockholder’s satisfaction of its obligations under the applicable reporting rules of the Securities and Exchange Commission on a timely and accurate basis.

In regard to (3) above, if Stockholder reasonably believes that Parent will be deemed to be considered significant to Stockholder under SEC reporting guidelines and therefore required to include Parent audited financial statements in Stockholder’s Form 10-K, Stockholder may, with reasonable notice, request that Parent audited financial statements be delivered to Stockholder, for incorporation into Stockholder’s Form 10-K, within 53 days after the end of the fiscal year.

To facilitate Parent’s ability to satisfy the reporting obligations outlined above, Stockholder will make reasonable efforts to compute the Monthly Close Process under the Transition Services Agreement in a timely manner sufficient for Parent to meet its obligations.

9.9          Employee Benefits. Effective as of the Effective Time, the Target Companies shall cease to be participating employers in all Stockholder Plans. The benefits of (a) those individuals actively employed by the Target Companies as of the Effective Time and (b) those individuals who are on a leave of absence from the Target Companies as of the Effective Time (collectively, “Transferred Employees”), shall be discontinued as of the Effective Time. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to “Transferred Employees” and their eligible dependents, employee benefits and compensation plans, programs and arrangements that are substantially equivalent to those provided to similarly situated employees of the Parent Companies (the “Parent Benefits”). From and after the Effective Time, Parent shall (i) provide all Transferred Employees with credit for purposes of eligibility, vesting, and benefit accrual under the Parent Benefits plans (in which service is relevant for purposes of eligibility, vesting and benefit accrual) for service with the Target Companies (and any Company Related Entity as defined in Section 4.11.5) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods (including actively-at-work requirements) or required physical examinations or other evidence of insurability requirements under any Parent Benefits plan that is a welfare benefit plan to be waived with respect to the Transferred Employees and their eligible dependents, to the extent waived or previously met under the corresponding plan in which the applicable Transferred Employee participated immediately prior to the Effective Time, and (iii) give the Transferred Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a Parent Benefit plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a Parent Benefit plan). Further, Parent agrees to take all actions necessary to ensure that a qualified retirement plan sponsored by Parent or Surviving

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Corporation following the Effective Time shall accept direct rollovers of distributions made to the Transferred Employees from the DST Systems, Inc. 401(k) Profit Sharing and the Employee Stock Ownership Plan and Trust Agreement of DST Systems, Inc., including rollovers of participant loans and related promissory notes, and shall continue to accept loan repayments from the Transferred Employees by payroll deduction per the term of such promissory notes.

9.10       Tax Sharing Agreements. All tax sharing agreements between Stockholder, on the one hand,  and any Target  Company on the other hand,  shall be terminated as of the Closing Date, provided however, any amounts due Stockholder under any such agreement with respect to any taxable period ending on or prior to the Closing Date shall be paid to Stockholder pursuant to such tax sharing agreement provided that such amounts were reflected as current liabilities for the purposes of calculating Company Working Capital.

9.11       Notification. Between the date of this Agreement and the Closing Date, Parent and Acquisition Corp. will promptly notify Stockholder and Company in writing if Parent or Acquisition Corp. becomes aware of any fact or condition that causes or constitutes a material breach of any of Parent’s or Acquisition Corp.’s representations and warranties as of the date of this Agreement, or if Parent or Acquisition Corp. becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Between the date of this Agreement and the Closing Date, Company and Stockholder will promptly notify Parent and Acquisition Corp. in writing if Company or Stockholder becomes aware of any fact or condition that causes or constitutes a material breach of any of Company’s or Stockholder’s representations and warranties as of the date of this Agreement, or if Company or Stockholder becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

9.12       Incentive Compensation. After the Closing, but in no event later than the 15th day of the third month following the Closing, Parent will pay, or cause to be paid, any bonuses or other non-equity based incentive compensation that have been accrued by Company prior to the Closing and reflected in current liabilities for the purposes of calculating Company Working Capital.

9.13       Code Section 125 Plan. Stockholder shall take all actions necessary to effectuate a “spin-off,” effective as of the Effective Time, of that portion of the DST Systems, Inc. Flexible Benefit Program (the “DST Flex Plan”) consisting of the elections and account balances of Transferred Employees to a plan sponsored by Parent or Surviving Corporation which is substantially similar to the DST Flex Plan (the “Parent Flex Plan”), so that the elections of such Transferred Employees as in effect immediately before the Effective Time remain in effect under the Parent Flex Plan for the remainder of the year in which the Effective Time occurs. If the aggregate amount of the transferred account balances of the Transferred Employee is positive, Stockholder shall pay Purchaser the amount of such aggregate positive balances promptly following the account balance transfer.

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9.14       CNA Assignment. Parent, Stockholder and the Target Companies shall use commercially reasonable efforts to obtain the consent of CNA and/or North Rock for the transactions contemplated by the Assignment and Novation Agreement included in the Ancillary Documents and if such consent cannot be obtained on or prior to the date that all conditions to the Closing contained in Sections 7 and 8 have otherwise been obtained, the Stockholder shall cause Vermont Western Insurance Company, a Vermont-domiciled captive re-insurance company (“Vermont-Western”), and Parent shall cause Mill River RE, Limited, a Bermuda-domiciled, segregated cell capture re-insurance company, to enter into re-insurance agreements containing the same terms and provisions as contained in the current re-insurance agreements between Vermont Western and North Rock Insurance Company, Limited (“North Rock”) described in Schedule 9.14 of Stockholder’s Disclosure Schedule.

9.15       Headquarters. For a period of five (5) years after the Effective Time or until an initial public offering, whichever is earlier, Parent (a) shall maintain a significant presence and operations base in Kansas City, Missouri consistent with the presence and operations base maintained by the Company as of the Effective Time, (b) will refer, both internally and externally to customers and the media to such operations base as the Parent’s North American Operational Headquarters, and (c) agrees that any reductions in force after the Closing shall not disproportionately impact such presence in Kansas City, Missouri.

9.16       Certain Company Employees. If, on or prior to the third Business Day prior to the Closing, any of the Company employees listed on Schedule 9.16 hereto fully and effectively waives, pursuant to a writing executed for the benefit of and delivered to Stockholder, all rights such employee has with respect to the vesting of all of the restricted shares of common stock in Stockholder that such employee owns, as shown next to such employee’s name on Schedule 9.16 under the heading “Restricted Shares in Stockholder,” which vesting is related to the transactions contemplated by this Agreement, then Parent will, after the Effective Time, issue such number of restricted shares of Parent Common Stock to such employee, pursuant to a restricted stock award agreement approved by the Parent’s Board of Directors, as shown opposite such employee’s name on Schedule 9.16 under the heading “Restricted Shares in Parent” for the price per share opposite such employee’s name on Schedule 9.16 under the heading “Price Per Share.”

9.17       Parent Charter Amendment. On or prior to the Closing Date, Parent shall file the Parent Charter Amendment.

10.	Termination; Expiration of Representations, Warranties and Covenants.

10.1       Termination. The Parties may not terminate this Agreement other than as follows:

10.1.1       Notwithstanding anything to the contrary contained herein, the parties may terminate this Agreement by mutual written consent of all of the parties at any time prior to the Closing.

10.1.2       Parent and Acquisition Corp. may terminate this Agreement by giving written notice to the Company and Stockholder at any time prior to the Closing, if the Closing will not have occurred on or before July 31, 2006 (the “Expiration Date”), by

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reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from either Parent or Acquisition Corp. itself breaching any representation, warranty, or covenant contained in this Agreement); provided, however, if at July 31, 2006 the only condition precedent that remains unsatisfied under Section 7 is Section 7.2 as a result of the failure to have obtained consents and approvals required by state insurance authorities, then Parent and Acquisition Corp. agree that the Agreement shall not be terminated, and the Expiration Date shall be extended, until such consents or approvals are obtained.

10.1.3       The Company and Stockholder may terminate this Agreement by giving written notice to Parent and Acquisition Corp. at any time prior to the Closing, if the Closing will not have occurred on or before the Expiration Date, by reason of the failure of any condition precedent under Section 8 hereof (unless the failure results primarily from the Company or the Stockholder itself breaching any representation, warranty, or covenant contained in this Agreement); provided, however, if the only condition precedent that remains unsatisfied under Section 8 is Section 8.2 as a result of the failure to have obtained consents and approvals required by state insurance authorities, then Company and Stockholder agree that the Agreement shall not be terminated, and the Expiration Date shall be extended, until such consents or approvals are obtained.

10.2       Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder will terminate without any liability of any party to any other party, except that (a) the rights and obligations of the parties under Section 9.4, this Section 10.2 and Section 12 will survive such termination, and (b) nothing herein will relieve any party from liability for any breach hereof occurring prior to termination.

11.	Indemnification
11.1	Indemnification by Parent.

11.1.1       Indemnification. After the Effective Time, subject to the limitations set forth in Sections 11.1.1, 11.1.2, 11.1.3 and 11.3, Parent agrees to indemnify Stockholder and hold Stockholder harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, whether or not involving a third party claim, including the reasonable fees and disbursements of counsel and expert witnesses (collectively, the “Stockholder’s Losses”), related to or arising directly or indirectly out of (a) any breach of any representation or warranty made by Parent or Acquisition Corp. in this Agreement, and (b) any breach by Parent or Acquisition Corp. of any covenant, obligation, or undertaking made by Parent or Acquisition Corp. in this Agreement.

11.1.2       Indemnification Period. Except for Stockholder’s Losses arising from a misrepresentation or breach under Sections 6.1, 6.2, 6.3, 6.4 and 6.8.10 (which claims may be made at any time until 90 days after the expiration of the applicable statute of limitations), no claim may be made under Section 11.1.1(a) after the first anniversary of the Closing Date.

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11.1.3       Limitations. For breaches of the representations and warranties in Sections 6.8, 6.9, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.22 and 6.23, Parent shall have no liability under Section 11.1.1(a) for any claim until the total of Stockholder’s Losses resulting from such breach or breaches exceeds $25,000,000, and then only for the amount by which Stockholder’s Losses exceed $25,000,000. For breaches of the representations and warranties in Sections 6.5, 6.6, 6.7, 6.10, 6.20 and 6.21, Parent shall have no liability under Section 11.1.1(a) until the total of Stockholder’s Losses resulting from such breach or breaches exceeds $10,000,000, and then for the entire amount of such Stockholder’s Losses (including the portion less than $10,000,000). The limitations of this Section 11.1.3 shall not apply to claims pursuant to Section 11.1.1(a) for any breach of the representations and warranties set forth in Sections 6.1, 6.2, 6.3, and 6.4 (the “Parent Excluded Reps”). In the event a breach of a representation and warranty could reasonably be construed as a breach to which the $25,000,000 deductible applies and a breach to which the $10,000,000 basket applies, such breach shall be treated as one where the $10,000,000 basket applies and not the $25,000,000 deductible.

11.2	Indemnification by Stockholder.

11.2.1       Indemnification. After the Effective Time, subject to the limitations set forth in Sections 11.2.1, 11.2.2, 11.2.3 and 11.3, Stockholder agrees to indemnify Parent and Acquisition Corp., and hold Parent harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, whether or not involving a third party claim, including the reasonable fees and disbursements of counsel and expert witnesses (collectively, the “Parent’s Losses”), related to or arising directly or indirectly out of (a) any breach of any representation or warranty made by Stockholder in this Agreement, and (b) any breach by Stockholder of any covenant, obligation, or undertaking made by Stockholder in this Agreement.

11.2.2       Indemnification Period. Except for Parent’s Losses arising from a misrepresentation or breach under Sections 4.1, 4.2, 4.3, 4.4, 4.8.10 and 5.8 (which claims may be made at any time until 90 days after the expiration of the applicable statute of limitations), no Claim may be made under Section 11.2.1(a) after the first anniversary of the Closing Date.

11.2.3       Limitations. For breaches of the representations and warranties in Sections 4.8, 4.9, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.22 and 4.23, Stockholder shall have no liability under Section 11.2.1(a) for any claim until the total of Parent’s Losses resulting from such breach or breaches exceeds $25,000,000 and then only for the amount by which Parent’s Losses exceed $25,000,000. For breaches of the representations and warranties in Sections 4.5, 4.6, 4.7, 4.10, 4.20, and 4.21, Parent shall have no liability under Section 11.2.1(a) until the total of Parent’s Losses resulting from such breach or breaches exceeds $10,000,000, and then for the entire amount of such Parent’s Losses (including the portion less than $10,000,000). The limitations of this Section 11.2.3 shall not apply to claims pursuant to Section 11.2.1(a) for any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3 and 4.4 (the “Stockholder Excluded Reps,” and together with the “Parent Excluded Reps,” the

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“Excluded Reps”). In the event a breach of a representation and warranty could reasonably be construed as a breach to which the $25,000,000 deductible applies and a breach to which the $10,000,000 basket applies, such breach shall be treated as one where the $10,000,000 basket applies and not the $25,000,000 deductible.

11.3       Cap. Except with respect to Excluded Reps, any covenants set forth herein, fraud, and any intentional acts, neither Parent nor Stockholder shall have liability with respect to claims made under this Article 11 in excess of $100,000,000 in the aggregate; provided, however, that neither Parent nor Stockholder shall have liability with respect to claims made under this Article 11 (including claims with respect to breaches of any representations and warranties contained in any Excluded Reps and/or breaches or any covenants set forth herein) in excess of $350,000,000 in the aggregate.

11.4	Procedures.

11.4.1       If a party hereto seeks indemnification, with respect to any notice it has received from a third party, under Section 11.1.1 or 11.2.1, such party (the “Indemnified Party”) shall promptly give written notice to the party from which indemnification is being sought (the “Indemnifying Party”) after receiving such notice from such third party, describing the claim, the amount of such claim (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party. The Indemnifying Party will have the right to defend the Indemnified Party against the claim made by the third party with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the claim by the third party involves primarily money damages; (ii) the Indemnifying Party conducts the defense of the claim made by the third party actively and diligently and in good faith; and (iii) the Indemnifying Party notifies the Indemnified Party within 15 calendar days after the delivery of such initial notification (but in any event, in time to allow any response to any complaint to be timely filed), of its intent to assume the defense of such Third Party Claim pursuant to the provisions of this Section 11.4.

11.4.2       So long as the Indemnifying Party is conducting the defense of the claim made by the third party in accordance with Section 11.4.1 above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such claim, nor take any voluntary action prejudicial to the determination of such claim, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such claim unless written agreement from the party bringing such claim is obtained releasing the Indemnified Party from all liability thereunder.

11.4.3       In the event that the Indemnifying Party does not (or otherwise ceases to) conduct the defense of the claim made by the third party under Section 11.4.1(i),

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(i) the Indemnified Party may defend against such claim in any manner it may deem appropriate and may consent to the entry of judgment or enter into a settlement of such claim without the prior written consent of the Indemnifying Party; and (ii) the Indemnifying Party or Parties will reimburse the Indemnified Party promptly for the costs of defending against such claim (including reasonably attorneys’ fees and expenses).

11.4.4       With regard to any and all claims for which indemnification is payable as described in this Section 11.4, such indemnification will be paid by the Indemnifying Party upon the earliest to occur of (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, ten (10) business days prior to the date that the judgment creditor has the right to execute the judgment, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party or (iii) a settlement of the claim. Notwithstanding the foregoing, if there is no good faith dispute as to the applicability of indemnification, the reasonable legal fees and expenses of counsel to the Indemnified Party will be reimbursed on a current basis by the Indemnifying Party if such legal fees and expenses are a liability of the Indemnifying Party.

11.5       Sole Remedy. After the Effective Time and except as set forth in Section 9.6 and as otherwise provided herein (including Sections 3.3, 3.4, 3.5, and 9.4.5), indemnification pursuant to this Section 11 is the sole and exclusive remedy for any and all claims arising under, or in connection with, this Agreement and no party shall be entitled to make any claim that would circumvent the limitations set forth in this Section 11; provided, however, that Stockholder shall have the right to equitable relief as set forth in Sections 9.4.6 and 12.11, and that Parent shall have the right to equitable relief as set forth in Sections 9.4.6 and 12.11.

11.6	Additional Shares.

11.6.1       In the event the Closing occurs, subject to the limitations contained in Section 11, any damages owed pursuant to this Section 11 to Stockholder shall be paid through the issuance to Stockholder of a number of shares of Parent Common Stock, equal in number to the product obtained by dividing the amounts due Stockholder by $8.25 and then issuing an additional number of shares to Stockholder so that Stockholder’s equity interest in Parent prior to the additional distribution is in no way diluted by the issuance of such additional shares, i.e., the Stockholder shall not be required to suffer any of the economic cost of the issuance of the additional shares.

11.6.2       In the event the Closing occurs, subject to the limitations contained in Section 11, any damages owed pursuant to this Section 11 to Parent shall be paid through the cancellation of shares of Parent Common Stock delivered to Stockholder pursuant to the terms of this Agreement. The parties agree that the number of shares to be cancelled under this Section 11.6.2 shall equal the damages owed by Stockholder pursuant to this Section 11 divided by $8.25 and the number of shares to be cancelled shall be calculated in such a manner such that Stockholder shall in no way benefit from the shares that are cancelled due to its equity interest in Parent.

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11.6.3       In the event of any stock split, stock dividend or other subdivision of the outstanding shares of Parent Common Stock, the value of the Parent Common Stock under Section 11.6.1 and 11.6.2, shall be equitably adjusted. Any shares of Parent Common Stock issued or cancelled pursuant to this Section 11 shall be treated by all parties as an adjustment to the Merger Consideration, unless otherwise required by applicable law.

11.6.4       Stockholder hereby (a) irrevocably appoints the Secretary of Parent as it attorney-in-fact, which appointment is coupled with an interest, with full power and authority to take all actions necessary on behalf of Stockholder or otherwise with respect to any cancellation of any shares of Parent Common Stock pursuant to this Section 11.6, and (b) covenants and agrees not to, directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Parent Common Stock it received pursuant to this Agreement to any Person unless such Person first delivers a written and binding acknowledgement to Parent that such Person agrees to be bound by, and to have such shares of Parent Common Stock bound by, the provision of this Section 11.6.

11.7       Survival of Covenants. All covenants and obligations in this Agreement shall survive the Closing.

12.	Miscellaneous.

12.1       Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by nationally recognized overnight courier, registered mail or certified mail. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one Business Day following the date sent when sent by overnight delivery or (b) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid to the following address:

If to the Company or the Stockholder, to:

DST Systems, Inc.

333 W. 11th Street

Kansas City, Missouri 64105

Attention: Chief Executive Officer

Facsimile: (816) 435-8630

– with a copy to –

DST Systems, Inc.

333 W. 11th Street

Kansas City, Missouri 64105

Attention: General Counsel

Facsimile: (816) 435-8630

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If to Parent, Acquisition Corp. or the Surviving Corporation, to:

Asurion Corporation

160 Bovet Rd., Suite 402

San Mateo, California 94402

Attention: General Counsel

Facsimile: (650) 349-9407

– with a copy to –

Goodwin | Procter LLP

Exchange Place

Boston, Massachusetts 02109

Facsimile: (617) 523-1231

Attention: Richard E. Floor and James M. Curley

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile transmission, ordinary mail, or electronic mail); provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party notice in the manner herein set forth.

12.2       Expenses of Transaction. Whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby.

12.3       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.4       Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing, but only by an instrument in writing executed by each of Parent and the Company.

12.5       Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or

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will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.

12.6       Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the Company, Stockholder, Parent and Acquisition Corp. This Agreement and any rights and obligations hereunder will not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto, which consent will not unreasonably be withheld.

12.7       Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction; provided, however, that the Merger and the effects thereof will be governed by the DGCL.

12.8       Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of The State of New York, New York County or the United States District Court for the Southern District of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (x) consents to service of process in any such action in any manner permitted by New York law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1 hereof, will constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

12.9       Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each party hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, whether now existing or hereafter

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arising and whether sounding in tort or contract or otherwise. Any party hereto may file an original counterpart or a copy of this Section 12.9 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

12.10     Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 12.8 and 12.9 above constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 12.8 or 12.9 above would constitute a material breach of this Agreement.

12.11     Specific Enforcement. Each party acknowledges and agrees that the other parties would be irreparably damaged in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto will be entitled to seek an injunction to specifically enforce the terms of this Agreement, in addition to any other remedy to which such party may be entitled hereunder, at law or in equity.

12.12     No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver by any party will be effective unless such waiver is specifically contained in a writing signed by such waiving party.

12.13     Negotiation of Agreement. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

12.14     Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

12.15     Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

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12.16      Time is of Essence. The Parties agree that time is of the essence with respect to all dates and time periods set forth in this Agreement.

12.17      Entire Agreement. The agreement of the parties that is comprised of this Agreement, the Ancillary Documents, the Exhibits and Disclosure Schedules hereto sets forth the entire agreement and understanding between the parties and supersedes any prior Contract, agreement or understanding, whether oral or written, relating to the subject matter hereof and thereof.

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Execution Copy

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.

Parent:	ASURION CORPORATION

By:        /s/ KEVIN TAWEEL

	Name:	Kevin Taweel
	Title:	Chairman
Acquisition Corp.:	CARDINAL CORPORATION

By:        /s/ KEVIN TAWEEL

	Name:	Kevin Taweel
	Title:	Chairman
The Company:	DST lock\line, Inc.

By:        /s/ CHARLES A. LAUE

	Name:	Charles A. Laue
	Title:	President
The Stockholder:	DST SYSTEMS, INC.

By:        /s/ GREGG WM. GIVENS

Name:	Gregg Wm. Givens
Title:	Vice President and Chief Accounting Officer

Signature Page of Agreement and Plan of Merger